SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNITED COMMUNITY FINANCIAL CORP.
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UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a Special Meeting of Shareholders of United Community Financial Corp. (“UCFC”) will be held at the Edward W. Powers Auditorium located in the De Yor Performing Arts Center, 260 West Federal Street, Youngstown, Ohio, on May 28, 2013, at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To approve the issuance of an aggregate of 7,942,000 common shares of UCFC upon the conversion of UCFC’s recently issued 7,942 shares of Mandatorily Convertible Non-Cumulative Preferred Stock, Series A, as described in the Proxy Statement and the Articles of Incorporation, as amended, and for purposes of NASDAQ Stock Market Listing Rule 5635;

2.	To approve the issuance and sale of an aggregate of 755,820 common shares of UCFC to certain named insiders of UCFC, as described in the Proxy Statement, and for purposes of NASDAQ Stock Market Listing Rule 5635;

3.	To approve the grant of discretionary authority to the persons named as proxies to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the proposals listed above; and

4.	To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be conducted at the Special Meeting.

Only shareholders of record at the close of business on April 15, 2013, will be entitled to vote at the Special Meeting. Whether or not you expect to attend the Special Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING MAY BE ASSURED. Submitting a proxy does not affect your right to vote in person in the event you attend the Special Meeting.

By Order of the Board of Directors

Jude J. Nohra

General Counsel & Secretary

Youngstown, Ohio

April 24, 2013

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

PROXY STATEMENT

The Board of Directors of United Community Financial Corp., an Ohio corporation (“UCFC” or the “Company”), is soliciting the enclosed proxy for use at the Special Meeting of Shareholders of UCFC to be held at the Edward W. Powers Auditorium located in the De Yor Performing Arts Center, 260 West Federal Street, Youngstown, Ohio, on May 28, 2013, at 10:00 a.m., Eastern Time (the “Special Meeting”), and at any adjournments thereof. The sole purpose of the meeting is to consider the shareholder proposals discussed in this Proxy Statement; accordingly, no presentation will be made and the Company will not be serving refreshments.

Each properly executed proxy received prior to the Special Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary and so long as the proxy does not represent a broker non-vote, will be voted:

“FOR” the approval of the issuance of an aggregate of 7,942,000 common shares of UCFC upon the conversion of UCFC’s recently issued 7,942 shares of Mandatorily Convertible Non-Cumulative Preferred Stock, Series A;

“FOR” the approval of the issuance and sale of an aggregate of 755,820 common shares of UCFC to certain named insiders of UCFC; and

“FOR” the grant of discretionary authority to the proxy holders to adjourn the Special Meeting to a later date, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the proposals listed above.

Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of UCFC at the above address prior to the Special Meeting, (b) delivering a later dated proxy to UCFC at the above address prior to the Special Meeting or (c) attending the Special Meeting and voting in person. Proxies may be solicited by the directors, officers and other employees of UCFC and The Home Savings and Loan Company of Youngstown, Ohio, a wholly-owned subsidiary of UCFC (“Home Savings”), in person or by telephone, telecopy, mail or electronic mail, for use at the Special Meeting and any adjournments thereof. The Company has retained Alliance Advisors, LLC, a proxy soliciting firm, to assist in the solicitation of proxies, for which they will receive a fee of $14,000, plus an additional fee of $5,000 if the shareholder proposals are approved and reimbursement of their expenses. This Proxy Statement is first being sent to UCFC shareholders on or about April 24, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON MAY 28, 2013

This Proxy Statement is available at http://www.cfpproxy.com/4576.

This Proxy Statement is not an offer to sell or the solicitation of an offer to buy common shares or any other securities. Offers and sales of common shares will only be made by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, UCFC has multiple shareholders of record at a single address. UCFC sends a single proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or Proxy Statement, you may request it by writing to the Secretary of UCFC at the above address or calling (330) 742-0500. If you wish to discontinue householding entirely, you may contact Registrar and Transfer Company by telephone at 1-800-368-5948, by e-mail at info@rtco.com, or by written instructions sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. If you receive multiple copies of the Proxy Statement, you may request householding by contacting Registrar and Transfer as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

VOTING RIGHTS

Only shareholders of record as of the close of business on April 15, 2013 (the “Voting Record Date”), are entitled to vote at the Special Meeting. As of the Voting Record Date, there were 39,611,530 common shares entitled to vote at the Special Meeting. Each common share is entitled to one vote at the Special Meeting on all matters properly presented at the meeting. Preferred Shares are not entitled to vote at the Special Meeting on any of the matters presented.

Common shares represented by properly executed proxies returned to UCFC prior to the Special Meeting will be counted toward the establishment of a quorum for the Special Meeting even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters or are not marked at all.

“Broker non-votes” are common shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum but are not permitted to be voted on any of the proposals at the Special Meeting. If you do not return a proxy card and your common shares are held in “street name,” the broker non-vote will not count as a vote on the proposals. We encourage you to promptly provide your broker or other nominee with voting instructions if you want your common shares voted on each of the proposals and to carefully follow the instructions your broker gives you pertaining to their voting procedures.

Those common shares represented by properly executed proxies received prior to the Special Meeting and not revoked will be voted as directed by the shareholder. All valid proxies received prior to the Special Meeting that do not specify how the common shares should be voted will be voted FOR each of the proposals, unless the proxy represents a broker non-vote.

A majority of the outstanding shares as of the Voting Record Date must be present at the Special Meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the Special Meeting to be held for the purposes of voting on Proposals 1 and 2. To constitute shareholder approval under The NASDAQ Stock Market (“NASDAQ”) Listing Rule 5635, each of Proposals 1 and 2 must receive at least the affirmative vote of a majority of the total votes cast on such proposal. Abstentions and broker non-votes will not count as votes for or against Proposal 1 or 2 and will have no effect on the outcome.

For Proposal 3, the affirmative vote of a majority of votes cast is necessary to grant discretionary authority to proxy holders to adjourn or postpone the meeting as necessary or appropriate, regardless of whether a quorum is present. Abstentions and broker non-votes will not count as votes for or against Proposal 3 and will have no effect on the outcome.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in this Proxy Statement, including statements contained in documents or portions of documents incorporated by reference, are “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements are not guarantees of performance or results. When we use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing.

All statements other than statements of historical fact included in this Proxy Statement regarding our outlook, financial position and results of operation, liquidity, capital resources and interest rate sensitivity are forward-looking statements. These forward-looking statements also include, but are not limited to:

•	anticipated changes in industry conditions created by state and federal legislation and regulations;

•

our ability to successfully obtain, or our belief as to the likelihood of successfully obtaining, a termination of the Holding Company Order (as defined below), Home Savings’ Memorandum of Understanding (“MOU”) entered into with the FDIC and Ohio Division of Financial Institutions (the “Ohio Division”) or any other regulatory action, mandate or burden placed upon UCFC or Home Savings;

•	anticipated changes in general interest rates and the impact of future interest rate changes on our profitability, capital adequacy and the fair value of our financial assets and liabilities;

•	retention of our existing customer base and our ability to attract new customers;

•	retention of our existing directors and management team and our ability to attract new directors and members of management;

•	the development of new products and services and their success in the marketplace;

•	the adequacy of the allowance for loan losses;

•	statements regarding our anticipated loan and deposit account growth, expense levels, liquidity and capital resources and projections of earnings;

•	the completion of the rights offering described in this Proxy Statement; and

•	our ability to pursue growth strategies and execute our business plan.

The forward-looking statements contained in this Proxy Statement are based on our beliefs and assumptions and on the information available to us at the time that these disclosures were prepared and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, but are not limited to:

•	competition in the industry and markets in which we operate;

•	levels of classified and nonperforming assets;

•	changes in general interest rates;

•	loan demand;

•	rapid changes in technology affecting the financial services industry;

•	real estate values;

•	changes in government regulation, including increases in amounts of capital required by regulations or the regulators;

•	general economic and business conditions;

•	the failure of shareholders or other persons to subscribe for all of the shares offered in the rights offering to shareholders described below; or

•	the failure to consummate the rights offering for any reason.

For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, and otherwise in our subsequent reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC’s website at www.sec.gov. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary note. Any forward-looking statement speaks only as of the date that such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

PROPOSAL 1 — APPROVAL OF THE ISSUANCE OF COMMON SHARES UNDER NASDAQ LISTING RULE 5635 UPON THE CONVERSION OF PREFERRED SHARES

Summary of the Proposed Issuance

On January 11, 2013, UCFC entered into a Securities Purchase Agreement (each, a “Purchase Agreement,” and collectively, the “Purchase Agreements”) with each of 28 accredited investors (as that term is defined in Regulation D under the Securities Act of 1933, as amended) (each an “Investor,” and collectively, the “Investors”). Pursuant to the terms and conditions of such Purchase Agreements, UCFC and the Investors closed the transactions contemplated thereby on March 22, 2013. For a total purchase price of $39.9 million, the Investors acquired 6,574,272 newly issued common shares of UCFC, at $2.75 per common share, and 7,942 newly issued shares of Mandatorily Convertible Non-Cumulative Preferred Stock, Series A (“Preferred Shares”), at $2,750 per Preferred Share (the acquisitions collectively, the “Private Offering”). Each Preferred Share will automatically be converted into 1,000 common shares of UCFC upon the approval by the UCFC shareholders of such conversion and the issuance of the common shares upon such conversion. A copy of the form of Purchase Agreement is included as Appendix A to this Proxy Statement.

Upon completion of the issuance of 6,574,272 common shares and 7,942 Preferred Shares to the Investors, this proposal contemplates the issuance of 7,942,000 newly issued common shares upon the conversion of the 7,942 Preferred Shares, at a conversion price of $2.75 per common share, which Preferred Shares were issued in the Private Offering pursuant to the terms and conditions of the Purchase Agreements (the “Conversion”).

Reasons for Seeking Shareholder Approval

Because UCFC’s common shares are listed on the NASDAQ Global Market, UCFC is subject to NASDAQ Listing Rules and Corporate Governance Requirements. NASDAQ Listing Rule 5635(d) requires shareholder approval prior to the issuance of common shares, other than in a public offering, equal to 20% or more of the common shares outstanding before the issuance, for less than the greater of book value or market value of such shares. The 7,942,000 common shares to be issued upon Conversion of the Preferred Shares, along with the 6,574,272 common shares previously issued to the Investors in the Private Offering, will result in an aggregate issuance of common shares in excess of 20% of the number of shares outstanding prior to the closing of the Private Offering. The conversion price for the Preferred Shares of $2.75 per common share was less than the book value and market price per share of our common shares at the time of the closing of the Private Offering.

As a result, NASDAQ requires that the shareholders approve the issuance of common shares to be issued upon the Conversion of the Preferred Shares. Assuming the presence of a quorum, this proposal will be approved if a majority of the votes cast in person or by proxy at the Special Meeting vote in favor of the proposal to issue 7,942,000 common shares upon the Conversion of the Preferred Shares. As such, abstentions and broker non-votes will not count as votes for or against the proposal and will have no effect on the outcome.

Background of Our Efforts to Comply with Our Regulatory Orders, Improve the Risk Profile and Management of UCFC and Home Savings and Pursue Our Capital Plan and this Rights Offering

As further described below, we determined to raise capital through the Private Offerings and the shareholder rights offering because we believe that it is in the Company’s and its shareholders’ best interests to raise capital to:

•	Comply with UCFC’s regulatory and contractual obligations to act as a source of strength to Home Savings in the event that future capital infusions into Home Savings are necessary;

•

Achieve capital levels that are commensurate with our risk profile, which we believe will allow us to satisfy our regulatory commitments and increase the probability that regulators will terminate the Holding Company Order and MOU in the most timely manner possible; and

•	Allow us to pursue growth strategies and execute our business plan.

Summary of Our Efforts to Increase Capital Levels and Reduce Risk

In response to the deepening economic crisis that began in 2008, as well as UCFC’s Order to Cease and Desist (the “Holding Company Order”), the Home Savings Order to Cease and Desist (the “Bank Order”), which was terminated as of March 30, 2012, and replaced with a Consent Order (the “Consent Order”), we determined that we needed to eliminate UCFC’s outstanding debt and raise our capital levels in order to ensure our viability, maintain compliance with our orders, address our asset quality issues, achieve capital levels commensurate with our risk profile, and strengthen our business in order to take advantage of opportunities in our marketplace. Accordingly, over the ensuing four years, we successfully implemented a number of strategies to achieve these goals, including, but not limited to:

•

The sale of our broker/dealer and trust company subsidiaries on December 31, 2008, and March 31, 2009, respectively. These two transactions allowed us to eliminate UCFC’s debt and contribute additional capital to Home Savings, and resulted in a gain of approximately $11.2 million;

•	The sale of securities to capture gains of $1.9 million in 2009, $8.8 million in 2010, $8.6 million in 2011 and $6.3 million in 2012;

•	The sale of one of our branches in March 2010 for a gain of $1.4 million;

•	The sale of four additional branches in December 2011 at a net gain of $4.2 million, which also resulted in a reduction in branch-related overhead expenses of approximately $1.0 million per year;

•

The prepayment on June 29, 2010, of Home Savings’ ESOP loan to UCFC, after which UCFC contributed the $8.9 million in proceeds to Home Savings as a capital contribution. Home Savings’ capital levels also increased by another $1.2 million because of a tax benefit related to this transaction. The total capital infusion to Home Savings was $10.2 million; and

•

The sale of approximately 1.6 million of our common shares to an accredited investor at a price reflecting a premium of approximately 35% to the then current market price of our shares, which resulted in net proceeds of $2.0 million and provided working capital to UCFC.

Over the past four years, we also pursued strategies to control or reduce our expenses. In the fall of 2010, Home Savings eliminated its 401(k) match for 2011, saving approximately $500,000. In 2011, we completed a restructuring of our retail branch operations, which saved approximately $692,000 per year. During the fall of 2012, we consolidated our two branches in Willard, Ohio, resulting in additional expense savings of approximately $102,000 per year. Finally, in October 2012, we implemented a bank-wide staff reduction in work force, which resulted in the elimination of approximately 60 full-time equivalent positions. The salary and benefits associated with these positions totaled approximately $2.5 million per year.

To address continued deterioration and increasing risk in the loan portfolio, we implemented strategies to aggressively identify risk in the loan portfolio and improve our credit culture, including, but not limited to:

•	Conducting an annual formal credit risk assessment;

•	Creating an independent loan review function;

•	Increasing the frequency with which we review our commercial credits and analyze collateral values of classified loans;

•	Overhauling our commercial lending, commercial operations and credit administration functions;

•	Consolidating residential and consumer loan collections and servicing and developing a loss mitigation department;

•	Tightening and improving our loan/underwriting policies and procedures; and

•	Reducing our construction loan portfolio and segments of our commercial real estate loan portfolios.

As part of the Board’s strategy to reduce our risk profile, Home Savings completed a bulk sale of assets consisting primarily of nonperforming loans and real estate owned on September 21, 2012.

The capital, expense, asset quality and debt-reduction strategies described above allowed us to successfully comply with the terms of our regulatory orders for the entire time these orders have been in effect. These strategies also allowed us to complete the bulk sale of assets while still maintaining acceptable capital levels. We also believe that these strategies enabled us to raise capital at a time and at a price that our Board considered to be in the best interest of the Company and our shareholders, as further described below.

Summary of the Changes to our Board, Management and Corporate Governance

Simultaneously with our efforts to raise capital and reduce risk, we engaged in significant board recruiting efforts over the last few years. The Board elected and retained four highly qualified directors, including Scott D. Hunter, Scott N. Crewson, Lee Burdman and most recently, Marty E. Adams, in February 2013. Since 2008, six directors either resigned or retired from UCFC’s Board. In an effort to improve our governance standards and board independence, the Board appointed Richard J. Schiraldi as the non-executive, independent Chairman of the Board of both UCFC and Home Savings. In addition, Board Committee charters were improved, and formal Corporate Governance Guidelines adopted. To further assess and mitigate risks, we developed an enterprise risk management program, appointed an Officers Risk Management Committee and expanded UCFC and Home Savings’ Board Compliance Committee into the Compliance and Risk Management Committee. We also implemented a plan to strengthen management and establish a strong risk management and credit culture.

That plan successfully resulted in the following executive and senior management changes:

•	Patrick W. Bevack was appointed President and CEO of Home Savings and UCFC;

•	James R. Reske was appointed as CFO and Treasurer of UCFC and Home Savings and subsequently promoted to EVP of Home Savings;

•	Jude J. Nohra, UCFC’s Secretary, was promoted to General Counsel of UCFC;

•	Timothy W. Esson was promoted to SVP, CFO and Treasurer of Home Savings;

•	Matthew T. Garrity was hired as SVP and Chief Credit Officer;

•	Pamela S. Kloss, Home Savings SVP — Administration, was promoted to SVP and Chief Risk Officer;

•	Gregory G. Krontiris was hired as SVP and Chief Lending Officer; and

•	Barbara J. Radis was hired to SVP — Retail Banking.

Home Savings made a number of additional management changes, including new heads of its Consumer Lending, Marketing, Real Estate Owned, and Loss Mitigation departments. Home Savings also successfully bolstered its Credit, Collections, Legal, REO and Special Assets staff.

Background of the Capital Raise and Rights Offering

During the past four years, we undertook a significant amount of capital planning and analysis, including the exploration of various methods of raising capital through the issuance of additional shares. On numerous occasions, the Board met with potential financial advisors to discuss our ability to pursue a capital raise or strategic combination. The Board also regularly reviewed and evaluated our strategic plans, market value, regulatory status and ability to pursue our business objectives.

In November 2010, the Holding Company Order was amended to require UCFC to submit a capital plan to the Office of Thrift Supervision, which has been succeeded by the Board of Governors of the Federal Reserve (“FRB”). As we developed and pursued that plan, we worked diligently to determine if we should raise capital from outside sources and, if so, how much.

To assist the Board in pursuing its goals and evaluating its strategic alternatives, we engaged certain advisors, including:

•	In February 2011, Mr. Adams, by and through his consulting firm, Marty Adams Consulting, LLC, which was prior to his appointment as a director on February 26, 2013;

•	In April 2011, Vorys, Sater, Seymour and Pease LLP, as our outside counsel;

•	In June 2011, Sandler O’Neill + Partners, LP (Sandler) to represent UCFC as its financial advisor and placement agent in any capital raise; and

•

Two independent loan review firms, BKD LLP and Gateway Asset Management, LLC, were directly or indirectly engaged to review Home Savings’ loan portfolio and provide the Board with additional independent assessments of credit quality.

Also in April 2011, the Board formed a Capital Committee so that it could more efficiently pursue our capital plan and make recommendations to the Board regarding the plan and potential strategic combinations. The Board appointed Messrs. Bevack, Buoncore, Crewson and Schiraldi to the Committee. The Committee met seven times in 2011 and 10 times in 2012 to review, evaluate and discuss our capital plan and strategic alternatives. At these meetings, the Committee reviewed numerous presentations by its legal and financial advisors regarding our strategic alternatives, including raising capital.

With respect to a capital raise, the Board determined that it was in the best interests of the Company and its shareholders to raise enough capital to achieve asset quality levels that we believed would relieve the Company of its regulatory orders and fully address regulatory concerns (taking into account loss estimates arising out of due diligence on the loan portfolio and projected losses that might arise from a contemplated bulk sale, which at the time were thought to be approximately $70 million), absorb additional losses related to our remaining loan portfolio that might remain even after any such bulk sale was completed, and allow us to begin pursuing our business objectives. Accordingly, in October 2011, the Board determined that $75.0 million in new capital would best achieve those results, and based upon the price at which UCFC’s shares were trading during 2011, the Board anticipated raising such capital at a price of approximately $1.00-1.25 per share. The Board instructed Sandler to contact potential investors, including a number of UCFC’s larger shareholders, to determine the level of interest of investors and some of those shareholders in a potential capital offering by UCFC. Ultimately, three of UCFC’s existing shareholders agreed to participate in the private offerings, while others chose not to pursue the investment opportunity.

Given the anticipated size and pricing of the potential offering and the amount of dilution that would result, as well as the fact that following such a transaction new shareholders would have owned approximately 70% of UCFC, the Board, in evaluating which alternatives were in the Company and our shareholders’ best interests, authorized Sandler to begin contacting potential strategic partners with which the Company could pursue a transaction.

On March 30, 2012, the Bank Order was terminated, and the Board consented to the issuance of the Consent Order. The Consent Order required Home Savings to maintain a Tier One Leverage ratio of 9.0% (increased from 8.5% under the Bank Order) and a Total Risk Based Capital ratio of 12.0%. The Board continued to believe, based upon the Consent Order and regulatory mandates that UCFC and Home Savings had received regarding its combined capital levels, that UCFC had to raise capital from outside sources or seek a strategic combination.

During late spring and early summer 2012, discussions with potential investors diminished as UCFC pursued a potential transaction with possible strategic partners. Ultimately, negotiations with these parties either yielded indications of interest or offers that the Board determined were not in the best interests of our shareholders or were not likely to receive the required regulatory approvals.

During this same period, our stock price improved. By the end of July 2012, the price had increased by more than 100% from when the Board began pursuing the capital raise. At the same time, our focus on asset quality had resulted in significant improvement, with classified assets declining by approximately $57.3 million in the first half of 2012. As a further result of these efforts and changing market conditions, the estimate of the loss that we had expected to take to execute a bulk sale of nonperforming assets had declined from initial estimates that were as high as $76.0 million to approximately $30.0 million. In light of these factors, we began evaluating and exploring a smaller capital raise at a higher price.

During management’s meetings with potential investors prior to and during meetings held in November 2012, some potential investors inquired about the level of investment the Board would make in the capital raise.

Accordingly, the Board discussed the level of investment by directors in any offering. The Board believed that it was important to investors in a private offering and to existing shareholders to demonstrate that directors believed in the Company and its probability for future success, and all directors were encouraged to invest personally in the Insider Offering (defined below).

The Board considered at great lengths the merits of the capital raise and, in particular, the amount to be raised, including, but not limited to: the requirements of the current regulatory orders and previous regulatory directives regarding capital levels; higher regulatory capital requirements that might apply to us in the near future from, for example, the implementation of proposed Basel III capital requirements; the need to maintain a capital cushion above regulatory capital minimums to absorb any potential losses that might still arise in the loan portfolio (given our asset quality metrics which, while improved, remain elevated as compared to our capital levels and compared to peer levels); and UCFC’s liquidity requirements and its need to act as a source of strength to Home Savings (as further described below). The Board also took into account possible strategic opportunities for deploying the increased capital, and the improved likelihood of successfully doing so if capital levels were sufficient to allow us to pursue such strategies without financing contingencies. The Board also considered the dilutive effect of the additional capital on the ownership of existing shareholders and on our tangible book value, noting in particular how the terms of the proposed offering of $47.0 million at $2.75 per share were far less dilutive to our shareholders than the originally contemplated $75 million offering at $1.00-1.25 per share.

There also was extensive discussion amongst directors and their advisors regarding the fact that when the Board began this process in 2011, the Board had anticipated that at the $1.00-1.25 price stated above, the shares would be offered at a substantial discount to the market price (approximately 25%) and at a substantial discount to book value (approximately 80%), and that at $2.75, the Private Offering resulted in a much more modest discount to the market price and book value at the time the price was determined.

Our Board and management team worked hard over the past four years to reduce our risk profile, which we believe substantially contributed to the increase in the price of UCFC’s shares over the past 12-15 months; thereby, enabling us to sell the shares in the Private Offering at a significantly higher price than originally contemplated. Consequently, potential investors expressed a willingness to acquire additional shares at $2.75 per share, and the Board noted the advice of its financial advisors that obtaining a higher price was not feasible. The Board also considered the trading price of our shares over the last year compared to the past three years and our relatively low average trading volume. Accordingly, the Board determined that the $2.75 price for the common shares and the Preferred Shares (assuming approval of the Conversion) was fair.

The Board also discussed that UCFC must be a source of strength to Home Savings pursuant to provisions of the Dodd-Frank Act and the Company’s Savings Association Support Agreement with the FRB (as successor-in-interest to the OTS). The Board concluded that without outside sources of capital, that UCFC cannot effectively act as a source of strength, and that the offering will enable UCFC to maintain a higher level of capital in the event future capital infusions into Home Savings are necessary.

The Board determined that a capital raise involving the issuance of a combination of preferred and common shares in a private offering would have the highest probability of success in the most expeditious time frame, allowing us to fulfill our commitment to our regulators as a condition to executing the bulk sale to raise our Tier 1 Leverage ratio to 9.0% by March 31, 2013. The Board also discussed the need for shareholder approval for the issuance of certain of the shares under the NASDAQ rules and the uncertainty of the amount of capital that would be raised in a rights offering.

Based upon a review of other preferred share offerings, the Bank determined that the 12% dividend rate on the Series A Preferred Shares was a market rate, and it considered that we will need prior regulatory approval to pay the dividends. Accordingly, the Board determined that a private placement of preferred shares would allow us to raise capital prior to, and without the delay or uncertainty inherent in, seeking the shareholder approval and conducting a large rights offering. The Board believed it was imperative to raise capital to levels that were commensurate with our risk profile, which the Board believed would allow UCFC and Home Savings to begin pursuing growth strategies, satisfy our regulatory commitments in the timeliest manner possible and increase the probability that regulators would terminate the Holding Company Order and MOU in the most timely manner possible.

Based upon the discussions and analysis presented to the Board, and after considering the extensive prior deliberations and efforts made to raise capital, the Board determined that it was in UCFC’s, Home Savings’ and our shareholders’ best interests to raise $47.0 million through the Private Offering, the Insider Offering and a $5.0 million rights offering to shareholders as further described below.

Summary of the Provisions of the Purchase Agreements

The following description of the Purchase Agreements is summary in nature and does not purport to be a complete description of all the terms of the Purchase Agreements, and is qualified in its entirety by reference to the form of Purchase Agreement attached hereto as Appendix A.

Shares Purchased and Price

On January 11, 2013, UCFC entered into a Purchase Agreement with each of the 28 Investors, pursuant to which the Investors agreed to invest an aggregate of $39.9 million in UCFC for 6,574,272 newly issued common shares of UCFC, at a purchase price of $2.75 per share, and 7,942 newly created and issued Preferred Shares, at a purchase price of $2,750 per share. UCFC closed the Private Offering, as contemplated by the Purchase Agreements, on March 22, 2013.

Conversion

Pursuant to the Purchase Agreements, UCFC has agreed to call a special meeting of shareholders to vote on the approval of the Conversion of the Preferred Shares and the issuance of common shares upon such Conversion. Upon UCFC shareholder approval, each of the Preferred Shares will automatically convert into 1,000 common shares of UCFC. The Investors as a group are expected to have purchased in the Private Offering approximately 29.0% of UCFC’s outstanding common shares following the transactions contemplated by the Purchase Agreements, including the purchase of common shares by UCFC directors and officers and their affiliates, as described in Proposal 2, assuming the sale of 1,818,182 common shares in the rights offering described below, and upon UCFC shareholder approval of the Conversion of the Preferred Shares; however, even without the sale of the common shares to the insiders or the sale of shares in the rights offering, each Investor has agreed for a one year period following the closing of the Private Offering not to own more than 9.9% of UCFC’s voting securities.

Rights Offering

Under the terms of the Purchase Agreements, UCFC will commence a rights offering to shareholders who were holders of record on the day immediately preceding the closing of the Private Offering, or March 21, 2013. Such shareholders will be offered non-transferable rights (“Rights”) to purchase common shares at the same per share purchase price of $2.75 to be paid by the Investors, for an aggregate offering of $5.0 million. No shareholder will be able to purchase common shares in the rights offering to the extent such shareholder would beneficially own more than 4.9% of UCFC’s voting securities. In the event the rights offering is over-subscribed, subscriptions by participating shareholders will be reduced proportionally: first, based on their pro rata ownership of the common shares on the business day before the closing of the Private Offering; and second, based on each shareholder’s particular over-subscription order as compared to the total over-subscription orders of all shareholders. The Investors will not be issued any Rights in the rights offering for the common shares or Preferred Shares purchased pursuant to the Purchase Agreements, unless such Investor was a shareholder prior to the Private Offering, but then only to the extent of such Investor’s prior ownership of UCFC common shares.

Registration Rights

The Purchase Agreements provide the Investors with registration rights with respect to the common shares purchased in the Private Offering and the common shares issuable upon Conversion of the Preferred Shares. The

Purchase Agreements require UCFC to file a resale registration statement, or statements if necessary, with respect to the Registrable Securities (as defined in the Purchase Agreements), within 120 days of the closing of the Private Offering, or July 19, 2013.

Representations and Warranties; Indemnification

The Purchase Agreements contain representations and warranties made by UCFC relating to, among other things, its:

•	organization and corporate authority,

•	ownership and control of its wholly-owned subsidiary, Home Savings,

•	capitalization,

•	financial statements,

•	reports with the SEC and other governmental entities,

•	properties and leases,

•	taxes,

•	significant commitments and contracts,

•	securities offerings,

•	pending litigation,

•	compliance with laws,

•	insurance,

•	labor matters,

•	benefits plans,

•	risk management,

•	environmental liability,

•	intellectual property,

•	agreements with regulatory agencies,

•	loan portfolio,

•	listing qualifications, and

•	directors’ and officers’ insurance.

Each Investor has also made certain representations and warranties relating to, among other things, the Investor’s:

•	organization,

•	authority,

•	investment intentions,

•	access to information,

•	residency,

•	ownership,

•	financial capability, and

•	knowledge.

The foregoing list of representations and warranties in the Purchase Agreements is summary in nature and does not purport to be a complete list of all of the representations and warranties of the Purchase Agreements, and is qualified in its entirety by reference to relevant provisions of the form of Purchase Agreement attached hereto as Appendix A.

The representations and warranties for each party to the Purchase Agreements will survive for two years following the closing of the Private Offering, expiring on March 22, 2015. Subject to the duration of the survival period, UCFC will be required to indemnify and defend the Investors, and the Investors will be required to indemnify and defend UCFC, from claims and damages resulting from any breach or inaccuracy of the other party’s representations, warranties, covenants or agreements and any losses arising out of or resulting from legal, administrative or other proceedings instituted by any governmental entity, shareholder or any other person. UCFC’s indemnification obligations are not triggered for any one claim unless an Investor incurs damages in excess of $100,000; anything below that amount is a “de minimis claim.” If a claim is not de minimis, then UCFC will only pay claims to the extent the total non-de minimis claims aggregate at least $500,000. At that point, UCFC would be responsible for all non-de minimis losses.

The representations and warranties and the covenants set forth in the Purchase Agreements have been made solely for the benefit of the parties to such agreements and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (b) have been qualified by reference to the disclosure schedules to the Purchase Agreements, each of which contains certain disclosures that are not reflected in the text of such agreements, and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, UCFC.

Other Agreements

Each Investor has agreed not to acquire more than 9.9% of UCFC’s voting securities for one year after the closing of the Private Offering. Each Investor also has agreed to vote any shares purchased or previously owned in favor of the acquisition of common shares by Insiders (as described below) that is being considered at the Special Meeting; provided, however, that the Investors will not be permitted under NASDAQ Listing Rules to vote on the conversion of their Preferred Shares into common shares.

Material Terms of Preferred Shares

The following is a summary of the material terms and provisions of the preferences, limitations, and relative rights of the Preferred Shares as contained in the Certificate of Designations filed with the Secretary of State of Ohio. This summary is qualified in its entirety by the Certificate of Designations, a copy of which is attached hereto as Appendix B to this Proxy Statement. Shareholders are urged to carefully read the Certificate of Designations in its entirety.

Authorized Shares, Stated Value and Liquidation Preference.    UCFC has designated 7,942 shares as “Mandatorily Convertible, Noncumulative Preferred Stock, Series A,” which have no par value and a liquidation preference of $2,750 per share (the “Preferred Shares”).

Mandatory Conversion.    Each Preferred Share will automatically convert into 1,000 common shares immediately upon shareholder approval of this proposal.

Dividends.    Beginning on June 30, 2013, the Company shall pay a semi-annual non-cumulative cash dividend at an annual rate of 12.0%; provided, however, that the Company shall not be required to pay any dividend unless it has first received any required approvals from the FRB.

Ranking.    With respect to dividend rights and rights on liquidation, winding-up and dissolution, the Preferred Shares rank (i) on a parity with each other class of UCFC securities, the terms of which do not expressly provide that such class ranks senior or junior to the Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to UCFC’s common shares and each other class of capital stock, the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution. Unless and until the UCFC shareholders have approved the Conversion of the Preferred Shares, UCFC may not issue any preferred stock that would rank senior to the Preferred Shares without the express approval of the holders of at least a majority of the issued and outstanding Preferred Shares.

Maturity.    The Preferred Shares shall be perpetual until converted upon UCFC shareholder approval. The Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Shares have no right to require redemption or repurchase of any Preferred Shares.

Redemption.    Subject to receipt of all required consents and approvals, UCFC may redeem, in whole or in part, at any time and from time to time, any Preferred Shares at the time outstanding at a redemption price equal to $2,750 per Preferred Share.

Voting Rights.    The Preferred Shares do not have any voting rights other than as required by law or when the approval of at least a majority of the Preferred Shares, voting as a separate class, is required with respect to certain matters, including (A) the authorization, creation or increase of the authorized amount of any class or series of senior equity securities; (B) amendments to the Articles of Incorporation that adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares; and (C) any consummation of a binding share exchange or reclassification involving the Preferred Shares, or, in certain instances, of a merger or consolidation of UCFC with another corporation or other entity.

Liquidation.    In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, each holder of Preferred Shares will be entitled to receive for each Preferred Share, the sum of (i) liquidating distributions in an amount equal to the liquidation preference, plus any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution, before any distribution of assets is made to the holders of the common shares or any other junior securities and (ii) after all distributions have been made to holders of Preferred Shares pursuant to clause (i) of this sentence, liquidating distributions that would be made on the number of common shares equal to the base value divided by the applicable conversion price as if all of the outstanding Preferred Shares had been converted into common shares on such date of determination, simultaneous with any distribution of assets made to the holders of the common shares.

Potential Consequences if Proposal 1 is Approved

Dilution.    The issuance of common shares upon the Conversion of the Preferred Shares does not affect the rights of the holders of currently outstanding common shares. However, the common shares to be issued upon the Conversion of the Preferred Shares will cause substantial dilution to existing shareholders’ voting power and future earnings per share. Upon receipt of shareholder approval of this proposal, each Preferred Share will be automatically converted into 1,000 common shares, which is equal to the $2,750 per share liquidation amount of the Preferred Shares, divided by the conversion price of $2.75 per share. The outstanding Preferred Shares will be converted into approximately 7,942,000 common shares. As a result, we expect there to be a significant dilutive effect on both the earnings per share of our common shares and the book value per share of our common shares. In addition, our existing holders of common shares will incur substantial dilution of their voting power and will own a smaller percentage of our outstanding capital stock. UCFC shareholders have no preemptive rights to acquire the newly authorized common shares, and the Investors will not acquire any preemptive rights by purchasing the newly authorized shares.

Dilution of Voting Power Immediately After Closing of Private Offering and After Conversion(1)

	Aggregate Ownership of Common Shares Immediately Prior to Closing of Private Offering		Aggregate Ownership of Common Shares Immediately After Closing of Private Offering, Prior to Proposed Conversion		Aggregate Ownership of Common Shares Immediately After Proposed Conversion
Insiders(2)	2.4	%(3)	2.0	%(3)	1.7	%(3)
Investors	10.1	%(4)	25.0	%(4)	37.6	%(4)
Current shareholders who are not Investors or Insiders	87.5%		73.0%		60.8%

TOTAL	100.0%		100.0%		100.0%

(1)	Table does not take into consideration the potential impact of the Insider Offering.
(2)	As defined below. For purposes of this table only, the term “Insiders” includes executive officers James R. Reske, Gregory G. Krontiris and Matthew T. Garrity, who currently own shares but are not participating in the Insider Offering.
(3)	Aggregate ownership of Insiders does not include shares that the Insiders have the right to acquire within 60 days, pursuant to outstanding options, which would add an aggregate of 556,881 additional shares.
(4)	Includes 3,339,408 common shares owned in aggregate by four of the Investors prior to the Private Offering.

The following table presents UCFC’s unaudited pro forma earnings (loss) per share as adjusted for the pro forma impacts of closing the Private Offering and the Conversion of the Preferred Shares contemplated by this proposal. The pro forma earnings (loss) per share calculations assume no material pro forma impacts to net income (loss) for the periods shown. Pro forma earnings (loss) per share accounts for the issuance of 6,574,272 common shares in the Private Offering and assumes the Conversion of the Preferred Shares into 7,942,000 common shares.

Dilutive Effect on Earnings Per Share

(dollars in thousands, except per share data)	Year Ended 12/31/2012 (as reported)	Private Offering and Conversion Adjustments	Year Ended 12/31/2012 (as adjusted)
Net (loss) available to common shareholders	$(20,378)		$(20,378)
Weighted average common shares outstanding:
Basic	32,711	14,516	47,227
Diluted	32,711	14,516	47,227
Earnings (loss) per common share
Basic	$(0.62)		$(0.43)
Diluted	$(0.62)		$(0.43)

Although the dilutive effect of the Conversion is included in the pro forma information presented above, such presentation would not have been reflected in our previously filed financial statements. In accordance with Accounting Standards Codification (“ASC”) 260, Earnings Per Share, no potential common shares should be included in the calculation of earnings per share when a loss from continuing operations exists as the effect will always be anti-dilutive. Thus, diluted earnings per common share would not have reflected the Conversion of the Preferred Shares due to the fact that the Company was in a net loss position for the year ended December 31, 2012.

The following table presents UCFC’s book value per common share as adjusted for the pro forma impacts of the Private Offering issuance of common shares and Conversion of the Preferred Shares into common shares.

Dilutive Effect on Book Value Per Common Share

	As of 12/31/2012 (as reported)	Private Offering and Conversion Adjustments	As of 12/31/2012 (as adjusted)
Number of common shares outstanding	33,031,714	14,516,272	47,547,986
Book value per common share	$5.17		$4.34

Rights of Investors.    If shareholder approval is received for this proposal, the rights and privileges associated with the newly issued common shares upon Conversion of the Preferred Shares will be identical to the rights and privileges associated with the common shares held by our existing shareholders, including voting rights.

Elimination of Dividend and Liquidation Rights of Holders of Preferred Shares.    Approval of this proposal will result in the elimination of the dividend rights and liquidation preference existing in favor of the Preferred Shares. For more information regarding such dividend rights and liquidation preference, see “Material Terms of Preferred Shares” in this Proxy Statement.

Improved Balance Sheet and Regulatory Capital Level.    We received aggregate gross proceeds of approximately $39.9 million from the Private Offering, which strengthened our balance sheet and regulatory capital levels. On March 26, 2013, we contributed $16.0 million of the proceeds from the Private Offering to Home Savings, which we believe allowed us to keep the commitments we made to regulators to increase our Tier 1 Leverage Ratio to 9.0% or more by March 31, 2013. Upon Conversion of the Preferred Shares into common shares, our tangible common equity will be further strengthened. We have not determined with any reasonable certainty what we will use the remaining proceeds from the Private Offering for, except that we plan to use them to grow our Company, execute on our business plan and act as a source of strength to Home Savings in the event further capital infusions are necessary.

Market Effects.    Despite the existence of certain restrictions on transfer, the issuance of common shares upon Conversion of the Preferred Shares could affect trading patterns and adversely affect the market price of our common shares. If significant quantities of our common shares are issued upon Conversion of the Preferred Shares and are sold (or if it is perceived that they may be sold) into the public market, the trading price of our common shares could be adversely affected. Despite this potential negative effect, once the shares in the Private Offering have been registered with the SEC and listed on the NASDAQ Global Market (and assuming the Conversion is approved by shareholders) the increase in the number of our common shares outstanding may result in an increase in the daily trading volume of UCFC shares, and thereby provide increased liquidity for shareholders. However, we cannot predict whether any of these effects will occur, or their magnitude.

Potential Consequences if Proposal 1 is Not Approved

Preferred Shares Remains Outstanding.    Unless shareholder approval of this proposal is received or unless our shareholders approve a similar proposal at a subsequent meeting, the Preferred Shares will remain outstanding in accordance with their terms.

Continuing Dividend Payments.    Until shareholders have approved this proposal, we will be required to pay dividends on the Preferred Shares, on a noncumulative basis, when, as and if declared by the Board, at the rate of 12% per annum on the liquidation amount, although only as such dividend payments are permitted by our regulators.

Restriction on Payment of Dividends.    For as long as the Preferred Shares remain outstanding, if dividends payable on all outstanding shares of the Preferred Shares have not been declared and paid, or declared and funds set aside therefor, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase, or acquire any of our junior or parity securities, currently our common shares.

Liquidation Preference.    Until shareholders have approved this proposal, the Preferred Shares will retain a senior liquidation preference over our common shares in connection with any liquidation of UCFC and, accordingly, no payments will be made to holders of our common shares upon any liquidation of the Company unless the full liquidation preference on the Preferred Shares is paid.

Vote Required

Provided that a quorum is present, Proposal 1 will be approved if a majority of the votes cast on the proposal vote in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE ISSUANCE OF COMMON SHARES UPON THE CONVERSION OF PREFERRED SHARES.

PROPOSAL 2 — ISSUANCE AND SALE OF COMMON SHARES TO INSIDERS

Summary of the Proposed Issuance

On January 11, 2013, UCFC entered into a Subscription Agreement (each, a “Subscription Agreement,” and collectively, the “Subscription Agreements”) with certain of UCFC’s directors, officers, consultants and their affiliates (each an “Insider,” and collectively, the “Insiders”). In February 2013, Marty E. Adams, who previously served as a consultant to the Company, joined the Board; accordingly, there are no Subscription Agreements with any consultants. For a total purchase price of approximately $2.1 million, UCFC has agreed to issue 755,820 newly issued common shares of UCFC, at a price of $2.75 per common share (the “Insider Offering”), pending the approval of UCFC’s shareholders. A copy of the form of Subscription Agreement is included as Appendix C to this Proxy Statement.

Reasons for Seeking Shareholder Approval

NASDAQ Listing Rule 5635(c) also requires shareholder approval for certain equity compensation arrangements. Under NASDAQ interpretations of Rule 5635, the issuance of common stock by a company to its directors, officers, consultants or their affiliates in a private placement at a price less than the market value of the stock is considered a form of “equity compensation” by NASDAQ and requires shareholder approval. At the time UCFC entered into the Subscription Agreements with the Insiders, the price per share of $2.75 for the Insider Offering was less than the closing price immediately preceding the time that UCFC entered into the Subscription Agreements, at $3.05 per common share.

As a result, NASDAQ requires that the shareholders approve the issuance of common shares to the Insiders under the Subscription Agreements. Assuming the presence of a quorum, this proposal will be approved if a majority of the votes cast in person or by proxy at the Special Meeting vote in favor of the proposal to issue 755,820 common shares, at $2.75 per common share, to the Insiders named below and for the amounts indicated. As such, abstentions and broker non-votes will not count as votes for or against the proposal and will have no effect on the outcome.

Summary of the Provisions of the Subscription Agreements

The following description of the Subscription Agreements is summary in nature and does not purport to be a complete description of all the terms of the Subscription Agreements, and is qualified in its entirety by reference to the form of Subscription Agreement attached hereto as Appendix C.

Shares Purchased and Price

On January 11, 2013, UCFC entered into a Subscription Agreement with each of the 20 Insiders, pursuant to which the Insiders agreed to invest an aggregate of approximately $2.1 million in UCFC for 755,820 newly issued common shares of UCFC, at a purchase price of $2.75 per share.

Insider Acknowledgements, Representations and Warranties

Each Insider acknowledged and represented and warranted to UCFC as to:

•	receiving access to all books of account and records of UCFC and an opportunity to ask questions of UCFC’s executive officers;

•	the degree of risk involved in the investment;

•	the intention to purchase common shares for such Insider’s own account, for investment purposes only, without any present intention or need to sell such common shares;

•	the restrictions on transferability of the common shares;

•	being an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended;

•

the obligations to indemnify and hold harmless UCFC and its officers and directors for any claims resulting from a misrepresentation by the Insider or failure to comply with the Subscription Agreement;

•	recognition of the requirement of shareholder approval before completing the sale of common shares; and

•	the closing, to take place at 5:00 p.m. on the first business day immediately following the day on which shareholders approve the issuance to the Insiders.

Interest of UCFC’s Directors, Executive Officers and Their Affiliates in the Proposal

The following table shows the amount of common shares to be purchased by each of the Insiders in the Insider Offering and the amount of “equity compensation” as interpreted under NASDAQ Stock Market Rule 5635 to each such Insider as a result of such purchase.

Name and Title	Number of Common Shares to be Purchased	Aggregate Difference Between Market Price and Purchase Price(1)	Aggregate Difference Between Market Price and Purchase Price(2)
Richard J. Schiraldi, Chairman of the Board	36,364	$10,909	$53,819
Patrick W. Bevack, President, CEO and Director	20,000	$6,000	$29,600
Richard J. Buoncore, Director	73,000	$21,900	$108,040
The Buoncore Group LLC	54,273	$16,282	$80,324
Eugenia C. Atkinson, Director	7,273	$2,182	$10,764
Scott N. Crewson, Director	36,364	$10,909	$53,819
Scott D. Hunter, Director	27,273	$8,182	$40,364
David C. Sweet, Director	9,091	$2,727	$13,455
Jude J. Nohra, General Counsel and Secretary	14,909	$4,473	$22,065
Marty E. Adams, Director	136,364	$40,909	$201,819
Lee Burdman, Director	10,000	$3,000	$14,800
Lee Burdman 401(k)	20,000	$6,000	$29,600
Bonnie Burdman 401(k)	10,000	$3,000	$14,800
Purple Burd Limited Partnership	15,000	$4,500	$22,200
KB Kidz Limited Partnership	45,909	$13,773	$67,945
Kenneth Burdman Marital Exempt Trust	40,000	$12,000	$59,200
BLS Realty Corp.	10,000	$3,000	$14,800
Steven R. Altman(3)	100,000	$30,000	$148,000
Jonathan A. Levy(3)	20,000	$6,000	$29,600
Bruce Tamarkin(3)	10,000	$3,000	$14,800
Jeffrey Grinstein(3)	10,000	$3,000	$14,800
Jeffrey Simon(3)	50,000	$15,000	$74,000

TOTAL	755,820	$226,746	$1,118,614

(1)	The Aggregate Difference Between the Market Price and Purchase Price in this column is calculated by multiply the number of common shares to be purchased by the difference between the purchase price of $2.75 per common share and the closing market price on the day before (January 10, 2013) UCFC and the Insiders entered into the Subscription Agreements, or $3.05 per common share.
(2)	The Aggregate Difference Between the Market Price and the Purchase Price in this column is calculated by multiplying the number of common shares to be purchased by the difference between the purchase price of $2.75 per common share and the closing market price on April 17, 2013, the most practicable date before this Proxy Statement was printed for mailing to shareholders, or $4.23 per common share.

(3)	Each such individuals has been considered an associate of Lee J. Burdman. Mr. Burdman disclaims beneficial ownership of any common shares owned or to be purchased by such deemed associates.

Potential Consequences if Proposal 2 is Approved

Dilution. The issuance of common shares to the Insiders does not affect the rights of the holders of currently outstanding common shares. However, the common shares to be issued to the Insiders will cause dilution to existing shareholders’ voting power and future earnings per share. Upon receipt of shareholder approval of this proposal, UCFC will issue 755,820 common shares to the Insiders at a price of $2.75 per common share, for a total purchase price of approximately $2.1 million. As a result, we expect there to be a minor dilutive effect on both the earnings per share of our common shares and the book value per share of our common shares. In addition, our existing holders of common shares will incur dilution of their voting power and will own a smaller percentage of our outstanding capital stock. UCFC shareholders have no preemptive rights to acquire the newly authorized common shares, and the Insiders will not acquire any preemptive rights by purchasing the newly authorized shares.

Dilution of Voting Power Immediately After Closing of Insider Offering(1)

	Aggregate Ownership of Common Shares Immediately Prior to Closing of Insider Offering		Aggregate Ownership of Common Shares Immediately After Closing of Insider Offering
Insiders(2)	2.0	%(3)	3.8	%(3)
Investors	25.0	%(4)	24.6	%(4)
Current shareholders who are not Investors or Insiders	73.0%		71.6%

TOTAL	100.0%		100.0%

(1)	Table takes into consideration the impact of the closed Private Offering but does not take into consideration the potential impact of the Conversion.
(2)	For purposes of this table only, the term “Insiders” includes executive officers James R. Reske, Gregory G. Krontiris and Matthew T. Garrity, who currently own shares but are not participating in the Insider Offering.
(3)	Aggregate ownership of Insiders does not include shares that the Insiders have the right to acquire within 60 days, pursuant to outstanding options, which would add an aggregate of 556,881 additional shares.
(4)	Includes 3,339,408 common shares owned in aggregate by four of the Investors prior to the Private Offering.

The following table presents UCFC’s unaudited pro forma earnings (loss) per share as adjusted for the pro forma impact of closing the Insider Offering as contemplated by this proposal. The pro forma earnings (loss) per share calculations assume no material pro forma impact to net income (loss) for the periods shown. Pro forma earnings (loss) per share accounts for the issuance of 755,820 common shares in the Insider Offering.

Dilutive Effect on Earnings Per Share

(dollars in thousands, except per share data)	Year Ended 12/31/2012 (as reported)	Private Offering and Conversion Adjustments	Year Ended 12/31/2012 (as adjusted)
Net (loss) available to common shareholders	$(20,378)		$(20,378)
Weighted average common shares outstanding:
Basic	32,711	756	33,467
Diluted	32,711	756	33,467
Earnings (loss) per common share
Basic	$(0.62)		$(0.61)
Diluted	$(0.62)		$(0.61)

Although the dilutive effect of the Insider Offering is included in the pro forma information presented above, such presentation would not have been reflected in our previously filed financial statements. In accordance with ASC 260, Earnings Per Share, no potential common shares should be included in the calculation of earnings per share when a loss from continuing operations exists as the effect will always be anti-dilutive. Thus, diluted earnings per common share would not have reflected the Insider Offering due to the fact that the Company was in a net loss position for the year ended December 31, 2012.

The following table presents UCFC’s book value per common share as adjusted for the pro forma impacts of the Insider Offering issuance of common shares.

Dilutive Effect on Book Value Per Common Share

	As of 12/31/2012 (as reported)	Private Offering and Conversion Adjustments	As of 12/31/2012 (as adjusted)
Number of common shares outstanding	33,031,714	755,820	33,787,534
Book value per common share	$5.17		$5.05

Rights of Investors. If shareholder approval is received for this proposal, the rights and privileges associated with the newly issued common shares upon closing the Insider Offering will be identical to the rights and privileges associated with the common shares held by our existing shareholders, including voting rights.

Improved Balance Sheet and Capital Level. We will receive aggregate gross proceeds of approximately $2.1 million from the Insider Offering, which will help strengthen our balance sheet and capital levels.

Market Effects. Despite the existence of certain restrictions on transfer, the issuance of common shares upon closing the Insider Offering could affect trading patterns and adversely affect the market price of our common shares. If significant quantities of our common shares are issued upon closing the Insider Offering and are sold (or if it is perceived that they may be sold) into the public market, the trading price of our common shares could be adversely affected, although we cannot predict whether these effects will occur, or their magnitude.

Potential Consequences if Proposal 2 is Not Approved

Lost Opportunity to Gain Capital. If this proposal is not approved by shareholders, UCFC will forgo an opportunity to raise capital that could help strengthen our balance sheet and capital levels.

Aligning Interests of Insiders and Current Shareholders. If shareholders reject this proposal, they will be denying UCFC the opportunity to further strengthen the alignment between the interests of current shareholders and UCFC directors and management.

Current Beneficial Ownership Of UCFC Shares

The following table sets forth information about the only persons known to UCFC to own beneficially more than 5% of the outstanding UCFC common shares as of the Voting Record Date:

Name and address	Amount and nature of beneficial ownership		Percent of shares outstanding
United Community Financial Corp.	2,741,222	(1)	6.92%
Employee Stock Ownership Plan
2321 Kochs Lane
Quincy, IL 62305
Dimensional Fund Advisors LP	2,150,157	(2)	5.43%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	First Bankers Trust Services, Inc., as the Trustee for the United Community Financial Corp. Employee Stock Ownership Plan (the ESOP), has sole investment power over the ESOP shares. The Trustee has no voting power over any of the shares as all of the shares have been allocated to participants.
(2)	Based on Schedule 13G/A, dated February 11, 2013, in which Dimensional Fund Advisors LP reports sole voting power over 2,109,490 shares and sole dispositive power over 2,150,157 of the shares reported.

The following table sets forth information regarding the number of UCFC common shares beneficially owned by each director and executive officer as of the Voting Record Date:

	Amount and nature of beneficial ownership
Name and address(1)	Sole voting or investment power		Shared voting or investment power		Percent of shares outstanding
Marty E. Adams	899		0		*
Eugenia C. Atkinson	44,537	(2)	0		*
Patrick W. Bevack	315,011	(2)	10,000		*
Richard J. Buoncore	10,089	(2)	76,562	(3)	*
Lee Burdman	11,227		0		*
Scott N. Crewson	6,903	(2)	40,997	(3)	*
Scott D. Hunter	34,409	(2)	0		*
Gregory G. Krontiris	109,204	(2)	0		*
James R. Reske	105,318	(2)	36,000		*
Richard J. Schiraldi	63,162	(2)	0		*
David C. Sweet	40,959	(2)	0		*
All directors and executive officers as a group (14 persons)	1,088,896	(2)	201,359	(4)	3.17%

*	Less than one percent of the total outstanding.
(1)	Each of the persons listed in this table may be contacted at the address of UCFC.
(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the UCFC 1999 and 2007 Long-Term Incentive Plans: Mr. Bevack – 175,334; Mr. Krontiris – 60,000; Mr. Reske – 60,000; Mr. Schiraldi – 18,107 and each of Mrs. Atkinson and Messrs. Buoncore, Crewson, Hunter and Dr. Sweet – 4,000; and directors and executive officers as a group – 517,074.
(3)	Includes shares jointly owned with spouse.
(4)	Includes 1,800 shares owned by Mr. Nohra’s spouse and 30,000 shares jointly owned with Mr. Garrity’s spouse.

Potential Beneficial Ownership of UCFC Shares Upon Closing Insider Offering

The following table sets forth information regarding the number of UCFC common shares that would be owned by each director and executive officer upon closing the Insider Offering:

	Before Insider Offering(1)			After Insider Offering(1)
Name	Beneficially owned		Percent of outstanding shares	Beneficially owned		Percent of outstanding shares
Marty E. Adams	899		*	137,263		*
Eugenia C. Atkinson	44,537	(2)	*	51,810	(2)	*
Patrick W. Bevack	325,011	(2)(3)	*	345,011	(2)(3)	*
Richard J. Buoncore	86,651	(2)(3)	*	213,924	(2)(3)	*
Lee J. Burdman	11,227		*	162,136		*
Scott N. Crewson	47,900	(2)(3)	*	84,264	(2)(3)	*
Scott D. Hunter	34,409	(2)	*	61,682	(2)	*
Gregory G. Krontiris	109,204	(2)	*	109,204	(2)	*
James R. Reske	141,318	(2)(3)	*	141,318	(2)(3)	*
Richard J. Schiraldi	63,162	(2)	*	121,159	(2)	*
David C. Sweet	40,959	(2)	*	50,050	(2)	*
All directors and executive officers as a group (14 persons)	1,290,255	(2)(3)	3.17%	1,856,075	(2)(3)	4.69%

*	Less than one percent of the total outstanding.
(1)	Table takes into consideration the impact of the closed Private Offering but does not take into consideration the potential impact of the Conversion.
(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the UCFC 1999 and 2007 Long-Term Incentive Plans: Mr. Bevack – 175,334; Mr. Krontiris – 60,000; Mr. Reske – 60,000; Mr. Schiraldi – 18,107 and each of Mrs. Atkinson and Messrs. Buoncore, Crewson, Hunter and Dr. Sweet – 4,000; and directors and executive officers as a group – 517,074.
(3)	Includes the following number of shares that are owned by, or jointly owned with, such director’s or officer’s spouse: Mr. Bevack – 10,000; Mr. Buoncore – 76,562; Mr. Crewson – 40,997; Mr. Reske – 36,000; Mr. Nohra – 1,800; and Mr. Garrity – 30,000.

Vote Required

Provided that a quorum is present, Proposal 2 will be approved if a majority of the votes cast on the proposal vote in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE ISSUANCE OF COMMON SHARES IN THE INSIDER OFFERING.

PROPOSAL 3 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

This proposal would give the proxy holders discretionary authority to vote to adjourn the Special Meeting if there are not sufficient affirmative votes present at the Special Meeting to approve Proposals 1 and 2. Approval of this Proposal 3 will allow UCFC more time to solicit additional proxies to obtain sufficient shares voting in favor of Proposals 1 and 2. If UCFC is unable to adjourn the Special Meeting to solicit additional proxies, Proposals 1 and 2 may fail, not because shareholders voted against the proposals, but rather because there were not sufficient shares represented at the Special Meeting to approve the proposals. UCFC has no reason to believe at this time that an adjournment of the Special Meeting will be necessary.

Assuming the existence of a quorum, this proposal will be approved if a majority of the shares entitled to vote in person or by proxy at the Special Meeting vote in favor of this proposal. As such, abstentions and broker non-votes will count as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSAL OF A POTENTIAL ADJOURNMENT OF THE SPECIAL MEETING.

PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS

The date of UCFC’s 2013 Annual Meeting of Shareholders has not yet been determined. Proposals for inclusion in the proxy statement for the 2013 Annual Meeting must be received by UCFC a reasonable time before the printing of that proxy statement. Based on management’s expectation that the meeting will be held within the next several months, proposals of qualified shareholders to be included in the proxy statement for the 2013 Annual Meeting should have been received by UCFC by the date of this Proxy Statement. Any proposals received after this date will not be included in the proxy statement for the 2013 Annual Meeting, and the proxies designated by the Board of UCFC may vote in their discretion on any proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Management expects a representative of Crowe Horwath LLP, UCFC’s independent registered public accounting firm for the current fiscal year and last fiscal year, to be present at the Special Meeting, to have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Management knows of no other business that may be brought before the Special Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters that may be brought before the Special Meeting.

INCORPORATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information the Company incorporates by reference is an important part of this Proxy Statement. The Company incorporates by reference the following sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012:

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk

•	Item 8. Financial Statements and Supplementary Data

•	Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

•	Item 11. Executive Compensation

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this Proxy Statement except as so modified or superseded.

The Company’s 2012 Annual Report on Form 10-K, including financial statements prepared in conformity with generally accepted accounting principles, accompanies the Proxy Statement mailed to shareholders of record as of the Voting Record Date.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU HOLD YOUR SHARES IN “STREET NAME” WITH A BROKER OR OTHER NOMINEE, WE ENCOURAGE YOU TO PROMPTLY PROVIDE YOUR BROKER OR OTHER NOMINEE WITH VOTING INSTRUCTIONS IF YOU WANT YOUR SHARES VOTED AND TO CAREFULLY FOLLOW THE INSTRUCTIONS YOUR BROKER GIVES YOU PERTAINING TO THEIR PROCEDURES. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Jude J. Nohra
General Counsel & Secretary

Youngstown, Ohio

April 24, 2013

APPENDIX A

SECURITIES PURCHASE AGREEMENT

dated as of January 11, 2013

between

UNITED COMMUNITY FINANCIAL CORP.

and

[                                         ]

A-i

6.8	Entire Agreement, etc.	A-42
6.9	Other Definitions	A-43
6.10	Captions	A-44
6.11	Severability	A-44
6.12	No Third-Party Beneficiaries	A-44
6.13	Time of Essence	A-44
6.14	Public Announcements	A-44
6.15	Specific Performance	A-44
6.16	Independent Nature of Investors’ Obligations and Rights	A-44

LIST OF EXHIBITS

Exhibit A:	Form of Opinion of Company Counsel

Exhibit B:	Form of Officer’s Certificate of the Company

Exhibit C:	Form of Secretary’s Certificate of the Company

Exhibit D:	Form of Officer’s Certificate of Investor

Exhibit E:	Form of Passivity Commitment

Exhibit F:	Form of Certificate of Designations

A-ii

SECURITIES PURCHASE AGREEMENT, dated as of January 11, 2013 (this “Agreement”), between United Community Financial Corp., an Ohio corporation (the “Company”), and                      (the “Investor”).

RECITALS:

A. The Investment. The Company intends to sell to the Investor, and the Investor intends to purchase from the Company, as an investment in the Company, the securities as described herein. The securities to be purchased at the Closing (as defined below) are (i) shares of voting common stock, no par value, of the Company (“Common Stock” or “Common Shares”) and (ii) shares of a newly-issued series of mandatorily convertible non-cumulative preferred stock, series A, no par value, of the Company (the “Series A Preferred Stock” or “Series A Preferred Shares”) which shall be convertible into shares of Common Stock to be issued following approval by the Company’s shareholders of the issuances contemplated by this Agreement and the Other Securities Purchase Agreements (as defined below).

B. Additional Private Placements. Concurrently with the investment contemplated herein, the Company has agreed to sell Common Shares and/or Series A Preferred Shares in private placements (the “Other Private Placements”) to other investors (the “Other Investors”) under separate securities purchase agreements (the “Other Securities Purchase Agreements”), with the closing of such transactions to occur simultaneously with the closing of this transaction; provided, however, that the Closing of the sale of Common Stock to any of the Other Investors who are the Company’s officers, directors, employees or consultants, or affiliates thereof (collectively, “Insiders”) may only occur after the closing of this transaction and receipt of shareholder approval.

C. Transaction Documents. The term “Transaction Documents” refers collectively to this Agreement and the Other Securities Purchase Agreements.

D. Placement Agent. The Company has engaged Sandler O’Neill & Partners, L.P. as its exclusive placement agent (the “Placement Agent”) for the offering of securities pursuant to this Agreement and the Other Securities Purchase Agreements.

E. Rights Offering. As promptly as reasonably practicable following the Closing, the Company will commence the Rights Offering (as defined below) to holders of record of Common Stock on the day immediately prior to the Closing Date (as defined below), in which the Company will distribute to such shareholders, at no charge, non-transferable subscription rights to purchase shares of Common Stock as set forth in Section 5.12 at a price per share equal to the Per Share Purchase Price (as defined below).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

Purchase; Closings

1.1 Purchase. On the terms and subject to the conditions set forth herein, the Investor will purchase from the Company, and the Company will sell to the Investor, a number of shares of Common Stock and shares of Series A Preferred Stock as set forth herein.

1.2 Closing.

(a) Purchased Shares. Unless this Agreement has been terminated pursuant to Article IV and subject to the satisfaction of the conditions to the closing set forth in Section 1.2(b), the closing shall take place, simultaneously with the closing of the Other Private Placements, on the date that is three (3) business days following the day on which the conditions set forth in Section 1.2(b) (other than those that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived, with a target date of 15 calendar days after receipt of all required Governmental Entity (as defined below) approvals, if any are required, at the offices of the Company located at 275 West Federal Street, Youngstown, Ohio 44503, or such other location as agreed by the parties in writing (the “Closing”). The date of the Closing is referred to as the “Closing Date.” Subject to the satisfaction of the conditions described in Section 1.2(b), at the Closing, the Company will deliver to the Investor (i) one or more certificates representing such number of whole shares of Common Stock (the “Purchased Common Stock”) determined by dividing $             (the “Common Stock Purchase Price”) by $2.75 per share (the “Per Share Common Stock Purchase Price”) and (ii) one or more certificates representing such number of whole shares of Series A Preferred Stock (the “Purchased Series A Preferred Stock” and, together with the Purchased Common Stock, the “Purchased Shares”) determined by dividing $             (the “Preferred Stock Purchase Price” and, together with the Common Stock Purchase Price, the “Purchase Price”) by $2,750.00 per share (the “Per Share Preferred Stock Purchase Price”), against payment by the Investor of the Purchase Price by wire transfer of immediately available United States funds to a bank account designated by the Company. The Purchased Shares, are referred to herein as the “Securities.”

(b) Closing Conditions.

(1) The obligation of the Investor to consummate the Closing is subject to the fulfillment (or written waiver by the Investor) prior to or contemporaneously with the Closing of each of the following conditions:

(i) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, except (A) to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties shall be true and correct in all respects as of such date, and (B) with respect to each of the representations and warranties of the Company in this Agreement, where the failure to be true and correct (without regard to any materiality or Material Adverse Effect (as defined below) qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company;

(ii) since the date hereof, there shall not have occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or its wholly-owned banking subsidiary, The Home Savings and Loan Company of Youngstown, Ohio (the “Bank”);

(iii) the Company shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement (except that with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects);

(iv) the Investor shall have received from the Company’s legal counsel an opinion containing substantially the opinions set forth in the form attached hereto as Exhibit A;

(v) the Company shall have delivered to the Investor a duly executed Officer’s Certificate in the form set forth in Exhibit B hereto;

(vi) the Company shall have delivered to the Investor a certificate of the Secretary of the Company, in the form attached hereto as Exhibit C, dated as of the Closing Date, (i) certifying the resolutions adopted by the Board of Directors approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Purchased Shares, (ii) certifying the current versions of the Articles of Incorporation and Code of Regulations of the Company, and (iii) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;

(vii) the Company shall have delivered to the Investor a Certificate of Good Standing for the Company from the Ohio Secretary of State as of a recent date;

(viii) the Common Stock shall continue to be eligible for quotation on the NASDAQ Stock Market exchange (the “NASDAQ”); and

(ix) the Investor shall have received such other documents and certificates as it may reasonably request or as may be required pursuant to this Agreement.

(2) The obligation of the Company to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:

(i) the representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct, in all material respects as applicable, as of such date);

(ii) the Investor shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement (except that with respect to obligations that are qualified by materiality, the Investor shall have performed such obligations, as so qualified, in all respects); and

(iii) the Investor shall have delivered to the Company a duly executed Officer’s Certificate in the form set forth in Exhibit D hereto.

(3) The obligation of either party to consummate the Closing is subject to the fulfillment (or written waiver by both parties) prior to or contemporaneously with the Closing of each of the following conditions:

(i) (A) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Investor or its Affiliates (as defined below) from owning or voting any securities of the Company in accordance with the terms thereof and (B) no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking to effect any of the foregoing;

(ii) the Company and the Investor shall have obtained all third-party consents and approvals necessary to consummate the transactions contemplated by the Transaction Documents (except for such consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company or the Investor);

(iii) Since the date hereof, there shall not be any action taken, or any law enacted, entered, enforced or deemed applicable, by any Governmental Entity, which imposes any new restriction or condition on the Company or the Bank or the Investor or any of its Affiliates (other than such restrictions as are described in the passivity or anti-association commitments, if any, required to be entered into by the Investor and/or any such Affiliate in connection with the transactions contemplated hereby, provided that such commitments are not more restrictive in any material respect than those contained in the form attached hereto as Exhibit E) which is materially and unreasonably burdensome on the Company’s business following the Closing or on the Investor (or any of its Affiliates) related to its investment in the Securities, as applicable, or would reduce the economic benefits of the transactions contemplated by this Agreement to the Investor to such a degree that the Investor would not have entered into this Agreement had such condition or restriction been known to it at the date hereof; and

(iv) the Ohio Secretary of State shall have accepted the filing of the Certificate of Designations, substantially in the form attached hereto as Exhibit F (the “Certificate of Designations”), setting forth the terms of the Series A Preferred Stock.

ARTICLE II

Representations and Warranties

2.1 Disclosure.

(a) On or prior to the date of this Agreement, the Company delivered to the Investor a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 or the covenants contained in Section 3.8; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, or would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by any Governmental Entity, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investor, (D) general changes, after the date hereof, in the economy or the industries in which the Company and the Bank operate, including fluctuations in interest rates, (E) changes, after the date hereof, in the market price or trading volume of the Common Shares (but not excluding the underlying causes of such changes, except to the extent related to the other exclusions in this definition), (F) changes, after the date hereof, in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (G) the effect of any litigation that may be filed or contemplated by a shareholder of the Company that is related to the transactions contemplated by this Agreement.

(c) “Previously Disclosed” means information set forth on its Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information which is reasonably apparent on its face that it relates to another provision of this Agreement, shall also be deemed to be Previously Disclosed with respect to such other provision and includes information publicly disclosed by the Company in the Company Reports (as defined in Section 2.2(g) below) filed by it with or furnished to the Securities and Exchange Commission (the “SEC”) on or after December 31, 2010 and publicly available prior to the date of this Agreement.

2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a different specified date, in which case as of such date) to the Investor that:

(a) Organization and Authority. The Company is a corporation duly organized and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company. The Company has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a savings and loan holding company under the Home Owners Loan Act of 1933, as amended.

(b) The Bank. The Company owns all shares of the outstanding capital stock of the Bank. The Bank is the Company’s only subsidiary. No equity security of the Bank is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of capital stock of the Bank, and there are no contracts, commitments, understandings or arrangements by which the Bank is bound to issue additional shares of its capital stock, or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholder of the Bank may vote (“Subsidiary Voting Debt”), or any option, warrant or right to purchase or acquire any additional shares of its capital stock or any Subsidiary Voting Debt of the Bank. All of the shares owned by the Company are duly authorized and validly issued, fully paid and nonassessable and are owned by it free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”) with respect thereto. The Bank is an Ohio savings bank duly organized, validly existing, qualified to do business and in good standing under the laws of Ohio, and has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. Except for the shares of common stock of the Bank and as Previously Disclosed, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. The Company has furnished or made available to the Investor, prior to the date hereof, true, correct and complete copies of the Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Amended and Restated Constitution of the Bank as amended through the date of this Agreement.

(c) Capitalization.

(1) The authorized capital stock of the Company consists of 499,000,000 shares of Common Shares and 1,000,000 shares of preferred stock, no par value (the “Company Preferred Shares”). As of the date hereof, there are no shares of Company Preferred Shares outstanding, and 33,034,031 shares of Common Shares outstanding. From the date hereof through the Closing Date, except pursuant to the Transaction Documents, the Other Private Placements and the transactions contemplated hereby and thereby, the Company shall not have (i) issued or authorized the issuance of any shares of Common Shares or Company Preferred Shares, or any securities convertible into or exchangeable or exercisable for shares of Common Shares or Company Preferred Shares (other than shares issued pursuant to the Company Share Plans (as defined below)), (ii) reserved for issuance any shares of Common Shares or Company Preferred Shares or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Shares or Company Preferred Shares. As of the date hereof, there are (i) outstanding stock options (each, a “Company Stock Option”) to purchase an aggregate of 1,310,579 shares of the Common Shares issued under the Company’s 1999 Long-Term Incentive Plan and 2007 Long-Term Incentive Plan, in each case as amended or supplemented (collectively, the “Company Share Plans”), (ii) an aggregate of 122,844 shares of unvested restricted stock (“Company Restricted Shares”) outstanding under the Company Share Plans and (iii) 968,430 shares of the Common Shares reserved for future issuance under the Company Share Plans. Except as provided in (iii) above, no shares of Common Shares or Company Preferred Shares are reserved for issuance. The shares of Common Shares and Series A Preferred Shares, upon receipt of the approval by the Company’s shareholders of the Shareholder Proposals (as defined in Section 3.1(e)) and filing of the related amendment and or restatement to the Articles of Incorporation with the Secretary of State of the State of Ohio, have been duly authorized by all necessary corporate action and when so issued upon such issuance, conversion or exercise will be validly issued, fully paid and nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. Each Company Stock Option and share of Company Restricted Shares, as applicable, was granted in compliance with all applicable laws and all of the terms and conditions of the applicable Company Stock Plan pursuant to which it was issued. Except as contemplated by this Agreement, neither the Company nor any of its officers, directors, or employees is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any securities of the Company. No bond, debenture, note or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) is issued and outstanding. Except as set forth elsewhere in this Section 2.2(c) and as contemplated by the Transaction Documents, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, repurchase rights, commitments, or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Shares or Company Preferred Shares or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). The Company has Previously Disclosed all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or the Bank since December 31, 2011 and through the date hereof and all dividends or other distributions that have been declared, set aside, made or paid to the shareholders of the Company since that date and through the date hereof. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities pursuant to the transactions contemplated by the Transaction Documents.

(2) Section 2.2(c)(2) of the Company’s Disclosure Schedule sets forth the following information with respect to each Company Stock Option and share of Company Restricted Shares, which is true and correct as of the date of this Agreement: (i) the name of each holder of Company Stock Options and Company Restricted Shares and (ii) the number of shares of Common Shares subject to such Company Stock Options and the number of shares of Company Restricted Shares, and, as applicable, the grant date, exercise price, number of shares vested or not otherwise subject to restrictions, vesting schedule and the Company Stock Plan under which such Company Stock Options or shares of Company Restricted Shares were granted.

(d) Authorization.

(1) The Company has the corporate power and authority to enter into or issue the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the issuance of Common Shares and Series A Preferred Shares in accordance with the terms of the Transaction Documents, have been duly authorized by the affirmative vote of at least a majority of the Board of Directors. The Transaction Documents have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Investor and the Other Investors, are valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate proceedings or shareholder actions are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder or the consummation by the Company of the transactions contemplated thereby, subject to the receipt of the approval by the Company’s shareholders of the Shareholder Proposals. The only vote of the shareholders of the Company required to approve the issuance of Common Shares and Series A Preferred Shares to the Investor and the Other Investors is a majority of the total votes cast. The Board of Directors has resolved that the transactions contemplated hereby and by the Other Private Placements are in the best interests of the shareholders of the Company. When issued and sold against receipt of the consideration therefor as provided in the Transaction Documents, the shares of Common Shares and the

Series A Preferred Shares to be issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and such issuance will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.

(2) Neither the execution, delivery and performance by the Company of the Transaction Documents, nor the consummation of the transactions contemplated thereby, nor compliance by the Company with any of the provisions of any of the foregoing, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or the Bank under any of the terms, conditions or provisions of (A) subject to receipt of the approval by the Company’s shareholders of the Shareholder Proposals, its Articles of Incorporation or Code of Regulations (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Bank is a party or by which it may be bound, or to which the Company or the Bank or any of the properties or assets of the Company or the Bank may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph and the Company’s shareholders’ approval of the Shareholder Proposals, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or the Bank or any of their respective properties, except in the case of clause (i)(B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably likely be expected to be material to the Company or to transactions contemplated hereby.

(3) Other than notice filings to the Securities and Exchange Commission (the “SEC”) the Financial Industry Regulatory Authority (“FINRA”) or pursuant to the securities or blue sky laws of the various states and except as otherwise provided in this Agreement, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by the Transaction Documents.

(e) Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.

(f) Financial Statements. The consolidated balance sheets of the Company as of December 31, 2011 and 2010 and related consolidated statements of income, shareholders’ equity and cash flows for the three years ended December 31, 2011, together with the notes thereto, audited by Crowe Horwath LLP and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended and filed with the SEC (the “Company 10-K”), and the consolidated balance sheet of the Company as of September 30, 2012 and related consolidated statement of income, shareholders’ equity and cash flows for the three and nine months ended September 30, 2012 as included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 as filed with the SEC (collectively, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and the Bank, (2) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of the Company at the dates set forth therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company for the periods stated therein (subject to the absence of notes and normal year-end audit adjustments in the case of interim unaudited statements).

(g) Reports. Since December 31, 2010, the Company and the Bank have filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”), and have paid all fees and assessments due and payable in connection therewith except where the failure to pay such fees and assessments would not reasonably be expected to result in a Material Adverse Effect. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. The Company Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it and, when it was filed and as of the date of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, or any successor statute (the “Exchange Act”).

(h) Properties and Leases. Except for any Permitted Liens (as defined below), the Company and the Bank have good title free and clear of any Liens to all the real and personal property reflected in the Company’s consolidated balance sheet as of December 31, 2011 included in the Company 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. For purposes of this Agreement, “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments arising in the ordinary course which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all leases of real property and all other leases pursuant to which the Company or the Bank, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any such lease, any existing default by the Company or the Bank or any event which, with notice or lapse of time or both, would constitute such a default.

(i) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and the Bank has: (i) timely filed (taking into account extensions) all federal, state, county, local and foreign Tax Returns, including information Tax Returns, required to be filed by it, and all such filed Tax Returns are true, complete and correct in all respects, and (ii) timely paid all Taxes due and payable by it, whether or not shown as due on such Tax Returns. With respect to Taxes not yet due, the Company has made adequate provision in the financial statements of the Company (in accordance with GAAP). Neither the Company nor the Bank has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver. There is no action, suit, proceeding, audit, claim, deficiency or assessment pending (or, to the knowledge of the Company or the Bank, threatened) with respect to any Taxes of the Company or the Bank. No deficiency has been received by the Company or the Bank which was asserted or assessed in writing as a result of any examination of any Tax Return of the Company or the Bank by the IRS and/or a state, local or foreign taxing authority (other than with respect to issues that would not reasonably be expected to have a Material Adverse Effect on the Company). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and the Bank has withheld and paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties. Neither the Company nor the Bank is a party to or bound by any contractual obligation relating to any allocation or sharing of Taxes (other than any contract or agreement between the Company and the Bank). Neither the Company nor the Bank has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4. Neither the Company nor the Bank has liability for the Taxes of any person other than the Company or the Bank under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law). The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), is applicable. The Company has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of the Subsidiaries are aware of any state of facts currently existing or contemplated that would give rise to the imposition of any limitations under Section 382 or 383 of the Code or Treasury Regulations Section 1.1502-15 or- 21, or similar provision of state, local or foreign Tax law such provisions of law, on the use of the net operating loss carryforwards, unrealized built-in losses, tax credits, capital loss carryforwards or other tax attributes for U.S. federal income tax purposes of the Company or any of the Subsidiaries at any time following the Closing. The transactions contemplated by this Agreement and the other Transaction Documents (as if such transactions had occurred immediately after the Closing Date) will not cause an “ownership change” (as defined by Section 382(g) of the Code).

(j) Absence of Certain Changes. Since September 30, 2012, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP nor required to be disclosed in filings made with the SEC, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company or of Common Shares as payment for withholding taxes due upon the issuance of awards under the Company Share Plans), (v) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Shares issued pursuant to the Company Share Plans and executive and director arrangements disclosed in the Company Reports, or made any agreements to make any such issuance, except pursuant to Other Securities Purchase Agreements, (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company or the Bank under, or any material default under, any material contract under which the Company or the Bank is bound or subject, (vii) the business and operations of the Company and the Bank have been conducted in all material respects in the ordinary course of business consistent with past practice, except as contemplated by this Agreement, and (viii) to the knowledge of the Company, there has not been a material increase in the aggregate dollar amount of: (A) the Bank’s nonperforming loans (including nonaccrual loans and loans 90 days or more past due and still accruing interest) or (B) the reserves or allowances established on the Company’s or Bank’s financial statements with respect thereto. Except for the transactions contemplated by the Transaction Documents, no event, liability or development has occurred or exists with respect to the Company or the Bank or their respective business, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws, this representation is made that has not been so publicly disclosed.

(k) Commitments and Contracts. The Company has Previously Disclosed or made available to the Investor or its representatives, prior to the date hereof, true, correct, and complete copies of, and listed on Section 2.2(k) of the Disclosure Schedule, each of the following to which the Company or the Bank is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1) any contract containing covenants that limit in any material respect the ability of the Company or the Bank to compete in the financial services line of business or which involve any material restriction of the geographical area in which, or method by which or with whom, the Company or the Bank may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Company or the Bank;

(2) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or the Bank;

(3) any real property lease and any other lease with annual rental payments aggregating $300,000 or more;

(4) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $2.0 million on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(5) any contract or arrangement under which the Company or the Bank is licensed or otherwise permitted by a third party to use any Intellectual Property (as defined below) that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that are generally available to the public and have not been customized for the Company or the Bank) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or the Bank;

(6) any contract or agreement that by its terms limits the payment of dividends or other distributions by the Company or the Bank;

(7) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person other than nondisclosure agreements executed in connection with the Transaction Documents;

(8) any contract or agreement that would reasonably be expected to prevent, materially delay, or materially impede the Company’s ability to consummate the transactions contemplated by the Transaction Documents;

(9) any contract or agreement providing for indemnification by the Company or the Bank of any person, except for contracts and agreements entered into in the ordinary course of business consistent with past practice;

(10) any contract or agreement that contains a put, call, or similar right pursuant to which the Company or the Bank could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $1.0 million, excluding any loans originated by the Bank and sold to a third party.

(11) any labor contract or agreement with any labor union; and

(12) any other contract or agreement that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

Each of the Company Significant Agreements is valid and binding on the Company and the Bank, as applicable, and in full force and effect. The Company and each of the Bank, as applicable, are in compliance in all material respects with and have performed in all material respects all obligations required to be performed by them to date under each Company Significant Agreement. Neither the Company nor the Bank knows of, or has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement, which would reasonably be expected to result in a Material Adverse Effect on the Company. No party to a Company Significant Agreement has provided notice to the Company or the Bank that it intends to terminate a Company Significant Agreement prior to the expiration of its current term. Consummation of the transactions contemplated by the Transaction Documents will not violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default)

under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, any such agreement of the Company or the Bank, except for such violations, conflicts and breaches as would not reasonably likely be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. To the Company’s knowledge, other than those contemplated hereby, there are no material transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions between the Company or the Bank, on the one hand, and any current or former director or executive officer of the Company or the Bank or any person who Beneficially Owns 5% or more of the Common Shares (or any of such person’s immediate family members or Affiliates) (other than the Bank), on the other hand.

(l) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to the Transaction Documents under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance, or sale of any of such Securities to be issued to the registration requirements of the Securities Act. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities or in connection with the Other Private Placements. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 2.3 of this Agreement and the accuracy of the representations and warranties of the Other Investors set forth in Section 2.3 of the Other Securities Purchase Agreements, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Investor under this Agreement or for the offer and sale of securities by the Company to the Other Investors under the Other Securities Purchase Agreements.

(m) Litigation and Other Proceedings; No Undisclosed Liabilities.

(1) There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding against the Company or the Bank, nor is the Company or the Bank subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(2) Neither the Company nor the Bank has any liabilities or obligations of any nature (absolute, accrued, contingent, or otherwise) which are not appropriately reflected or reserved against in the financial statements described in Section 2.2(f), to the extent required to be so reflected or reserved against in accordance with GAAP, except for liabilities that have arisen since December 31, 2011 in the ordinary course of business consistent with past practice and that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(n) Compliance with Laws and Other Matters; Insurance. The Company and the Bank:

(1) in the conduct of its business is in compliance in all material respects with all, and the condition and use of its properties does not violate or infringe in any material respect any, applicable domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations, judgments, demands, writs, injunctions, orders or decrees applicable thereto or to employees conducting its business, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act and the applicable privacy and customer information requirements contained in any federal and state privacy law or regulations;

(2) has all permits, licenses, franchises, authorizations, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company or the Bank; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and all such filings, applications and registrations are current, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

(3) currently is complying in all material respects with and, to the knowledge of the Company, is not under investigation with respect to, and has not received any written notification or written communication from any Governmental Entity, and, otherwise, to the knowledge of the Company, has not been threatened by any Governmental Entity to be charged with or given notice of any violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees, except where such non-compliance or violation would not reasonably be expected to result in a Material Adverse Effect.

(4) has, except for statutory or regulatory restrictions of general application, not been placed under any material restriction by a Governmental Entity on its business or properties, and except for routine examinations by applicable Governmental Entities, as of the date of this Agreement, received no notification or communication from any Governmental Entity that an investigation by any Governmental Entity with respect to the Company or the Bank is pending or threatened;

(5) has not, since January 1, 2010, nor to its knowledge has any other person on behalf of the Company or the Bank that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains;

(6) to the extent it qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering laws and the rules and regulations thereunder; and

(7) is presently insured, and during each of the past two calendar years has been insured, for reasonable amounts with, to the knowledge of the Company, financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with industry practice, customarily be insured; and neither the Company nor the Bank has received any notice of cancellation of any such insurance, nor, to the Company’s knowledge, will it or the Bank be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(o) Labor. Employees of the Company and the Bank are not and have never been represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or the Bank has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or the Bank. Each of the Company and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. To the Company’s knowledge, no executive officer of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement or any other contract or agreement or any restrictive covenant in favor of a third party, and, to the Company’s knowledge, the continued employment of each such executive officer does not subject the Company or the Bank to any liability with respect to any of the foregoing matters.

(p) Company Benefit Plans.

(1) “Benefit Plan” means all material employee benefit plans, programs, agreements, contracts, policies, practices, or other arrangements providing benefits to any current or former employee, officer, director or consultant of the Company, the Bank, any ERISA Affiliate (as defined below) or any beneficiary or dependent thereof that is sponsored or maintained by the Company or the Bank or to which the Company or the Bank contributes or is obligated to contribute or is party, whether or not written, including any material “employee welfare benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option or equity award, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy. Each Benefit Plan is listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule. “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and the Bank, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code. True and complete copies of all material Benefit Plans listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule were made available to the Investor prior to the date hereof or have been filed with a Company Report.

(2) With respect to each Benefit Plan, (A) the Company and the Bank have complied, and are now in compliance in all material respects, with the applicable provisions of ERISA, the Code and all other laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in all material respects in accordance with its terms.

(3) Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination or opinion letter from the IRS and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could likely result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Benefit Plan under Section 401(a) of the Code. Neither the Company nor the Bank has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or the Bank to a material tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor the Bank has incurred or reasonably expects to incur a material tax or penalty imposed by Section 502 of ERISA.

(4) Neither the Company, the Bank nor any ERISA Affiliate (x) sponsors, maintains or contributes to or has within the past six years sponsored, maintained or contributed to a pension plan that is subject to Subtitles C or D of Title IV of ERISA or (y) sponsors, maintains or has any liability with respect to or an obligation to contribute to or has within the past six years sponsored, maintained, had any liability with respect to, or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(5) None of the execution and delivery of this Agreement, the issuance of Securities, nor the consummation of the transactions contemplated hereby, nor the transactions contemplated as part of the Other Private Placements, will, whether alone or in connection with another event, (i) constitute a “change in control” or “change of control” within the meaning of any Benefit Plan or result in any payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, director or consultant of the Company or the Bank from the Company or the Bank under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, any employment or change in control agreements, (ii) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, (iii) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (iv) result in any acceleration of the time of payment or vesting of any such benefits, including, for the avoidance of doubt, under the Company Share Plans, (v) require the funding or increase in the funding of any such benefits, or (vi) result in any limitation on the right of the Company or the Bank to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(6) As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Benefit Plans. Neither the Company nor the Bank has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and the Bank.

(7) Except as would not reasonably be expected to have a Material Adverse Effect on the Company and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against (i) the Benefit Plans, (ii) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (iii) the assets of any of the trusts under any of the Benefit Plans.

(q) Investment Company. Neither the Company nor the Bank is an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor the Bank sponsors any person that is such an investment company.

(r) Risk Management; Derivatives. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(1) The Company and the Bank have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the Company and the Bank.

(2) All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of the Bank or its customers, were entered into (i) only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in material compliance with all applicable laws, rules, regulations and regulatory policies, and (iii) with counterparties believed by the Company to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or the Bank, enforceable in accordance with its terms. Neither the Company nor the Bank, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor the Bank, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department

(“OFAC”) and the Company will not knowingly, directly or indirectly, use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to the Bank, joint venture partner or other person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(t) Environmental Liability. To the Company’s knowledge, neither the Company nor the Bank (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), or (ii) is subject to any legal, administrative, or other proceeding, claim or action of any nature relating to any Environmental Laws; in each case, which violation, contamination, liability or proceeding, claim or action has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and, to the Company’s knowledge, there is no pending or threatened investigation that might lead to such a proceeding, claim or action or any reasonable basis for any such proceeding, claim or action. Neither the Company nor the Bank is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing any such environmental liability.

(u) Anti-Takeover Provisions. The Company has taken all actions necessary to ensure that the Company, on the one hand, and the Investor and the Other Investors, on the other hand, will not be subject to the restrictions set forth in Chapter 1704 of the Ohio Revised Code as a result of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby (including, but not limited to, the approval of such transactions by an appropriate committee of the Board of Directors as contemplated by Chapter 1704 of the Ohio Revised Code, or by the Board of Directors or an appropriate committee under any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law) (each a “Takeover Law”). In the case that such transactions are subject to such provisions or laws, the Board of Directors shall take all necessary action to ensure that such transactions shall be deemed to be exceptions to such provisions or laws, including, but not limited to, the approval of such transactions as contemplated thereunder. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of Beneficial Ownership of Common Shares or a change in control of the Company.

(v) Intellectual Property. Except to the extent that it would not have a Material Adverse Effect, (i) the Company and the Bank own or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted, and (ii) such Intellectual Property referenced in clause (i) above is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or the Bank’s use of, or rights to, such Intellectual Property. The Company and the Bank have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Neither the Company nor the Bank has received any notice of infringement or misappropriation of, or any conflict with, the rights of others with respect to any Intellectual Property, and no reasonable basis exists for any such claim. To the Company’s knowledge, no third party has infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Bank. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted, or, to the Company’s knowledge, threatened against the Company or the Bank concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the knowledge of the Company, none of the Company or the Bank is using or enforcing any Intellectual Property owned by or licensed to the Company or the Bank in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. “Intellectual Property” shall mean: trademarks, service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights. To the knowledge of the Company, no person has gained unauthorized access to the IT Assets since January 1, 2012. The Company and the Bank have implemented reasonable backup and disaster recovery plans and technology consistent with industry practices. The Company and the Bank take all reasonable measures, directly or indirectly, to protect their Intellectual Property and to ensure the confidentiality, privacy and security of employee, customer and other confidential information and to comply with their respective privacy policies or commitments to customers.

(w) Brokers and Finders. Except for Sandler, O’Neill & Partners, L.P., who is the sole placement agent for the Company (and the fees of which are disclosed in Section 2.2(w) of the Company’s Disclosure Schedule), neither the Company nor the Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or the Bank, in connection with the Transaction Documents or the transactions contemplated thereby.

(x) Agreements with Regulatory Agencies. Except (i) for the Order to Cease and Desist issued by the Board of Governors of the Federal Reserve System (“Federal Reserve”) (successor in interest to the Office of Thrift Supervision) dated August 12, 2008, as amended by the Amended Order to Cease and Desist dated November 5, 2010, and (ii) the Consent Order issued by the FDIC and the Ohio Division dated March 30, 2012, neither the Company nor the Bank is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2011, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material respect relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”) nor has the Company or the Bank been advised since December 31, 2011 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. The Company and the Bank are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor the Bank has received any notice from any Governmental Entity indicating that either the Company or the Bank is not in compliance in all material respects with any such Regulatory Agreement.

(y) Loan Portfolio.

(1) Each of the Company and the Bank has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any loan, lease or other extension of credit or commitment to extend credit (“Loans”) originated, purchased or serviced by the Company or the Bank satisfied in all material respects, (i) all applicable laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with Loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to Loans set forth in any material contract between the Company or the Bank and any Agency, Loan Investor or Insurer (as such terms are defined below), (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any material mortgage or other collateral documents and other Loan documents with respect to each Loan.

(2) No Agency, Loan Investor or Insurer has (i) imposed in writing restrictions on the activities (including commitment authority) of the Company or the Bank or (ii) indicated in writing to the Company or the Bank that it has terminated or intends to terminate its relationship with the Company or the Bank for poor performance, poor Loan quality or concern with respect to the Company’s or the Bank’s compliance with laws.

(3) To the knowledge of the Company, the characteristics of the loan portfolio of the Company have not materially changed from the characteristics of the loan portfolio of the Company as of September 30, 2012 in a manner that could reasonably be expected to result in a Material Adverse Effect with respect to the Company.

(4) For purposes of this Section 2.2(y): (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by the Company or the Bank or (B) originate, purchase, or service Loans, or otherwise promote lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by the Company or the Bank or a security backed by or representing an interest in any such Loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the Loan holder all or any portion of the risk of loss upon borrower default on any of the Loans originated, purchased or serviced by the Company or the Bank, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such Loans or the related collateral.

(z) Listing of Common Shares. The shares of Common Shares to be issued under the Transaction Documents meet all requirements for quotation on the NASDAQ.

(aa) Directors’ and Officers’ Insurance. The Company (i) maintains directors’ and officers’ liability insurance and fiduciary liability insurance with, to the knowledge of the Company, financially sound and reputable insurance companies with benefits and levels of coverage that have been Previously Disclosed, (ii) has timely paid all premiums on such policies and (iii) there has been no lapse in coverage during the term of such policies.

(bb) Fees and Expenses. All closing fees and expenses (including for the avoidance of doubt all costs to be incurred to register the Registrable Securities (as defined below) and to obtain shareholder approval of the Shareholder Proposals), the fees and expenses of the Company advisors (including Company counsel and other professional fees), and fees and expenses of any broker or finders that the Company is responsible for (including the fees and expenses of the Company’s sole placement agent, Sandler O’Neill) are not expected to exceed $3,000,000.

(cc) Other Private Placements. Concurrently with the execution and delivery of this Agreement, the Company has agreed to sell Common Shares and/or Series A Preferred Shares in the Other Private Placements on terms and conditions that are substantially identical in all respects to those set forth in this Agreement, with the closing of such Other Private Placements to occur simultaneously with the Closing, except as to (i) the number of Securities to be purchased and the aggregate purchase price for such Securities (but not the Per Share Common Stock Purchase Price and the Per Share Preferred Stock Purchase Price, as the case may be) set forth in Section 1.2 and the mix of Securities as between shares of Common Stock and Series A Preferred Stock; (ii) the Other Securities Purchase Agreements with Insiders, which will be a very simplified document that will not contain all of the representations, warranties and covenants of the Company and which may contain substantially less rights for such Insiders; and (iii) the closing of the Other Private Placements with any Insiders, which such closings may only occur after receipt of shareholder approval of certain of the Shareholder Proposals.

(dd) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or the Bank) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

(ee) Absence of Manipulation. The Company has not, and to the knowledge of the Company no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

(ff) Acknowledgment Regarding Purchase of Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Investor’s purchase of the Securities.

(gg) Change in Control. The consummation of the transactions contemplated by this Agreement and the Other Private Placements will not trigger any rights under any “change of control” provision in any of the Company Significant Agreements, including any employment, “change in control,” severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

(hh) Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

2.3 Representations and Warranties of the Investor. Except as otherwise disclosed in a writing to the Company dated no later than the date of this Agreement, the Investor hereby represents and warrants as of the date of this Agreement (except to the extent made only as of a different specified date, in which case as of such date), solely with respect to itself and, where expressly indicated, its Affiliates, to the Company that:

(a) Organization and Authority. The Investor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on such Investor, and has the requisite corporate, partnership, limited liability company or other power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(1) The Investor has the requisite corporate, partnership, limited liability company or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by the Investor’s board of directors, general partner, managing members, investment committee or other authorized persons, as the case may be (if such authorization is required), and no further approval or authorization by any of such persons, as the case may be, is required. Subject to such approvals of Governmental Entities as may be required by statute or regulation, this Agreement is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer, or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate, partnership, limited liability company or other proceedings are necessary for the execution and delivery by the Investor of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(2) Neither the execution, delivery, and performance by the Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Investor with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (A) its applicable governing documents, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of such Investor may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such Investor or any of its respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on the Investor.

(3) Other than the securities or blue sky laws of the various states and except as otherwise provided in this Agreement, and assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Investor of the transactions set forth in this Agreement.

(c) Purchase for Investment. The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. The Investor (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute any of the Securities to any person nor with a view to or for sale in connection with any distribution thereof, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and has so evaluated the merits and risks of such investment, (4) is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment and (5) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act). Without limiting any of the foregoing, neither the Investor nor any of its Affiliates has taken, and the Investor will not, and will cause its Affiliates not to, take any action that would otherwise cause the Securities to be subject to the registration requirements of the Securities Act.

(d) Access to Information. The Investor acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Bank and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(e) Independent Investment Decision. The Investor has independently evaluated the merits of its decision to purchase the Securities pursuant to this Agreement. The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(f) Reliance on Exemptions. The Investor understands and acknowledges that the Securities being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(g) No Governmental Review. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(h) Residency. The Investor’s residence (if an individual) or office in which its investment decision with respect to the Purchased Shares was made (if an entity) are located at the address set forth for the Investor in Section 6.7 of this Agreement.

(i) Ownership. As of the date of this Agreement, other than as set forth on its signature page hereto, the Investor is not the owner of record or the Beneficial Owner of shares of Common Stock, securities convertible into or exchangeable for Common Stock, or any other equity or equity-linked security of the Company or the Bank. The consummation of the transactions contemplated by this Agreement and the Other Securities Purchase Agreements will not result in the Investor having Beneficial Ownership of more than 4.9% of the outstanding shares of a class of Voting Securities or Common Stock of the Company or otherwise result in the Investor or any of the Investor’s Affiliates acquiring control of the Company within the meaning of the BHC Act and the CBCA (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of the Investor and its Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any Voting Securities or Common Stock that is Beneficially Owned by the Investor or its Affiliates shall be treated as fully converted or exercised in accordance with its terms, as the case may be, into the underlying Voting Securities or Common Stock, and (y) any security convertible into, or exercisable for, the Common Stock that is Beneficially Owned by any person other than the Investor or any of its Affiliates shall not be taken into account (other than any shares of Series A Preferred Stock)).

(j) Financial Capability. The Investor has immediately available funds necessary to consummate the Closing, as of the date of the Closing, on the terms and conditions contemplated by this Agreement.

(k) Knowledge as to Conditions. As of the date of this Agreement, the Investor knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents cannot, or should not, be obtained.

(l) Brokers and Finders. Neither the Investor nor its Affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor, in connection with the Transaction Documents or the transactions contemplated hereby and thereby. The Investor acknowledges that it is purchasing the Securities directly from the Company and not from the Placement Agent.

(m) Acting in Concert. The Investor is not “acting in concert” with any of the Other Investors as such term is used in the BHC Act or the rules and regulations of the FDIC or Ohio Division.

ARTICLE III

Covenants

3.1 Filings; Other Actions.

(a) The Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary and customary documentation, to effect all necessary and customary applications, notices, petitions, filings, and other documents, and to obtain all necessary and customary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, (i) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement and (ii) with respect to the Investor, to the extent typically provided by the Investor to such third parties or Governmental Entities, as applicable, under the Investor’s policies consistently applied and subject to such confidentiality requests as the Investor may reasonably seek. Each party shall execute and deliver both before and after the Closing such further certificates, agreements, and other document, including any changes, revisions or amendment to this Agreement, and take such other actions as the other party and any applicable Governmental Entity may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clause (iii) of Section 1.2(b)(3) and clauses (i) and (ii) of the first sentence of this Section 3.1(a). Notwithstanding anything herein to the contrary, the Investor and its Affiliates are not subject to any covenant or agreement under this Agreement to file any application or notice under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) or the Change of Bank Control Act of 1978, as amended (the “CBCA”), in connection with any of the transactions contemplated hereby. The Investor, with respect to itself only, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use their commercially reasonable best efforts to provide all necessary and customary information and data, to prepare and file all necessary and customary documentation, and to provide evidence of non-control of the Company and the Bank, including executing and delivering to the applicable Governmental Authorities passivity commitments, disassociation commitments and commitments not to act in concert, with respect to the Company or the Bank (the “Commitments”) in a form not more restrictive in any material respect than in the form attached hereto as Exhibit E or in the form customary for transactions similar to those contemplated by this Agreement, in each case, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform their respective covenants herein. The Company shall use, and cause its Affiliates to use, commercially reasonable efforts to obtain all approvals required to be obtained by the Company, if any, in connection with the transactions contemplated by the Transaction Documents, including responding fully to all requests for additional information from the Federal Reserve, the FDIC and Ohio Division. The Investor and the Company will each have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information (other than confidential information) relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall not allow any Other Investor to review any such information relating to the Investor. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. The Investor and the Company shall promptly furnish each other to the extent permitted by applicable laws with copies of written communications received by them or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement to the contrary, the Investor shall not be required to provide to the Company any of its, its Affiliates’, its investment advisor’s or its or their control persons’ or equity holders’ nonpublic, proprietary, personal or otherwise confidential information including the identities of limited partners, shareholders or members of the Investor or its Affiliates or their investment advisors (collectively, the “Investor Confidential Information”).

(b) Each party agrees, upon request, to furnish the other party with all information (other than Investor Confidential Information) concerning itself, its subsidiaries, Affiliates, directors, officers, partners, and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with this Agreement. Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement to the contrary, (A) the Investor shall not be required to provide any materials to the Company that it deems private or confidential and (B) the Investor shall provide information only to the extent typically provided by the Investor to such Governmental Entities under the Investor’s policies consistently applied and subject to such confidentiality requests as such Investor may reasonably seek.

(c) From the date of this Agreement until the Closing, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board of Directors shall not recommend approval of any proposal to the Company’s shareholders having the effect of amending, modifying, or waiving any provision in the Articles of Incorporation or Code of Regulations of the Company in any manner adverse to the Investor, except as contemplated by this Agreement.

(d) The Company shall take all actions necessary to ensure that none of the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the consummation of the transactions contemplated as part of the Other Private Placements will constitute a “change in control” or “change of control” within the meaning of any Benefit Plan.

(e) The Company shall call a meeting of its shareholders, as promptly as practicable following the Closing, to vote on the following proposals (the “Shareholder Proposals”) and any other matters the Company’s Board of Directors deems appropriate: (i) to approve the issuance of Common Stock upon the conversion of Series A Preferred Stock into Common Stock, and (ii) to approve the issuance of Common Stock to the Other Investors who are also Insiders as required by NASDAQ Listing Rule 5635(c). The Board of Directors shall unanimously recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposals. In connection with such meeting, the Company shall promptly prepare (and Investor will reasonably cooperate with the Company to prepare) and file (but in no event more than twenty business days after the Closing Date or, if audited financial statements for the year ended December 31, 2012 are required to be included in the preliminary proxy statement filing pursuant to Rule 3-12 of Regulation S-X of the SEC, two business days after such audited financial statements are first available) with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to the Company’s shareholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such shareholder approval. If at any time prior to such shareholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. Each of Investor and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The recommendation made by the Board of Directors described in this Section 3.1(e) shall be included in the proxy statement filed in connection with obtaining such shareholder approval. In the event that the approval of the Shareholder Proposals is not obtained at such shareholders meeting, the Company shall include (and the Board of Directors shall unanimously recommend approval of) a proposal at a meeting of its shareholders to approve the issuance of Common Stock upon the conversion of Series A Preferred Stock into Common Stock no less than once in each subsequent twelve-month period beginning on the date of such shareholders meeting until such approval is obtained or made.

3.2 Confidentiality. Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless, in its counsel’s opinion, disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement, and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to bank regulatory authorities.

3.3 Transfer. The Company shall cooperate, in accordance with reasonable and customary business practices with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by the Investor or any of its successors and assigns of the Securities and other shares of Common Stock such party may Beneficially Own prior to or subsequent to the date hereof; provided, however, that the Investor shall not make a transfer of the Securities that shall result in the recipient owning more than 9.9% of the Company’s Voting Securities (as defined below) or in the recipient controlling the Company within the meaning of the BHC Act and the CBCA unless such recipient has received all required approvals from the Federal Reserve, FDIC and Ohio Division.

3.4 Reasonable Efforts. Each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Transaction Documents, including using reasonable best efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (c) the obtaining of all necessary consents, approvals or waivers from third parties; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Transaction Documents.

3.5 Shareholder Litigation. The Company shall promptly inform Investor of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, the Bank or any of the past or present executive officers or directors of the Company or the Bank that is threatened or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby or by the Transaction Documents. The Company shall keep Investor informed of all material filings and developments relating to any such Shareholder Litigation.

3.6 Most Favored Nation. During the period from the date hereof through the Closing, neither the Company nor the Bank shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or the Bank (including the Other Private Placements) that have the effect of establishing rights or otherwise benefitting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Investor by the Transaction Documents unless, in any such case, the Investor has been offered such rights and benefits; provided, however, that the proportion or amount of Common Stock or Series A Preferred Stock, if any, being acquired by a particular investor shall not be deemed more favorable in any respect.

3.7 Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 1.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of the Transaction Documents had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof. Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.

3.8 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Article IV, the Company shall, and, shall cause the Bank to: (a) use commercially reasonable efforts to carry on its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve its and the Bank’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve business relationships with customers, strategic partners and others having business dealings with it; provided, that nothing in this clause (a) shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity; and (b) except as Previously Disclosed, refrain from (1) declaring, setting aside or paying any distributions or dividends on, or making any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (2) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities; (3) purchasing, redeeming or otherwise acquiring any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities; (4) issuing, delivering, selling, granting, pledging or otherwise disposing of or encumbering any capital stock, any other Voting Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, Voting Securities or convertible or exchangeable securities, other than any issuance of Common Shares; or (5) entering into any contract with respect to, or otherwise agreeing or committing to do, any for the foregoing.

ARTICLE IV

Termination

4.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written agreement of the Company and the Investor;

(b) by any party, upon written notice to the other party, in the event that the Closing does not occur on or before June 30, 2013; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Investor, upon written notice to the Company, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(b)(1)(i) or Section 1.2(b)(1)(iii) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(c) shall only apply if the Investor is not in material breach of any of the terms of this Agreement;

(d) by the Company, upon written notice to the Investor, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that

Section 1.2(b)(2)(i) or Section 1.2(b)(2)(ii) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(d) shall only apply if the Company is not in material breach of any of the terms of this Agreement;

(e) by any party, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(f) by the Investor, upon written notice to the Company, if the Investor or any of its Affiliates receives written notice from or is otherwise advised by, the Federal Reserve that the Federal Reserve will not grant (or intends to rescind or revoke if previously granted) any required approvals; or

(g) by the Company, upon written notice to the Investor, if the Company receives written notice from or is otherwise advised by the Federal Reserve that it will not grant (or intends to rescind or revoke if previously granted) any required approvals.

4.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 4.1, this Agreement (other than Section 3.2 (except, in respect of any party, in connection with litigation against it by the other party or its Affiliates), this Section 4.2, Section 5.4 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any party from liability for willful breach of this Agreement.

4.3 Notice of Other Terminations. The Company shall promptly notify the Investor if any of the Other Securities Purchase Agreements are terminated.

4.4 Fiduciary Out. Notwithstanding any other provision of this Agreement, in the event that (a) the Company’s board of directors, in the board members’ reasonable judgment, determines that it is not in the best interests of the Company and its shareholders to consummate the transactions contemplated under this Agreement, or (b) the consummation of the transactions contemplated under this Agreement is prohibited by law, rule or regulation and the Company terminates this Agreement, in each case, the Company may terminate this Agreement without liability.

ARTICLE V

Additional Agreements

5.1 Investor Standstill Agreements. The Investor agrees that until the first anniversary of the Closing Date, without the prior written consent of the Company, neither it nor any of its controlled Affiliates (each, a “Standstill Affiliate”) will, directly or indirectly:

(a) in any way acquire, offer or propose to acquire or agree to acquire, other than as specifically contemplated in the Transaction Documents, Beneficial Ownership of any Voting Securities if such acquisition would result in the Investor or its Affiliates having Beneficial Ownership of more than 9.9% of the outstanding shares of a class of Voting Securities or Common Stock of the Company (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of the Investor and its Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any such Voting Securities or Common Stock that is Beneficially Owned by the Investor or its Affiliates shall be treated as fully converted or exercised in accordance with its terms, as the case may be, into the underlying Voting Securities or Common Stock, and (y) any security convertible into, or exercisable for, the Common Stock that is Beneficially Owned by any person other than the Investor or any of its Affiliates shall not be taken into account (other than any shares of Series A Preferred Stock));

(b) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote, or seek to advise or influence any person or entity with respect to the voting of, any Voting Securities of the Company (except as may be permitted under the terms of any passivity or anti-association commitment, as such commitment may be amended from time to time, given by such Investor to the Federal Reserve in connection with such Investor’s purchase of Common Shares);

(c) call or seek to call a meeting of the shareholders of the Company or initiate any shareholder proposal for action by shareholders of the Company, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any Voting Securities, or seek, propose or otherwise act alone or in concert with others, to influence or control the management, board of directors or policies of the Company (except as may be permitted under the terms of any passivity or anti-association commitment, as such commitment may be amended from time to time, given by such Investor to the Federal Reserve in connection with such Investor’s purchase of Common Shares), provided that the Investor and its Standstill Affiliates shall not be considered a “group” for the purposes of this Section 5.1(c);

(d) bring any action or otherwise act to contest the validity of this Section 5.1 (provided that neither the Investor nor any of its Standstill Affiliates shall be restricted from contesting the applicability of this Section 5.1 to the Investor or any of its Standstill Affiliates under any particular circumstance) or seek a release of the restrictions contained herein, or make a request to amend or waive any provision of this Section 5.1;

(e) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into any acquisition transaction, merger or other business combination relating to all or part of the Company or the Bank or any acquisition transaction for all or part of the assets of the Company or the Bank or any of their respective businesses; or

(f) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing or take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; provided, nothing in this Section 5.1 shall prevent the Investor or its Standstill Affiliates from (i) voting any Voting Securities then Beneficially Owned by the Investor or its Standstill Affiliates in any manner or (ii) having private conversations with members of management or the Board of Directors of the Company regarding the policies, affairs or strategy of the Company or the Bank, subject to any applicable passivity agreements or anti-association commitment given by the Investor to the Federal Reserve.

For purposes of this Agreement, “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors or in the conduct of the operations of the Company, within the meaning of the BHC Act and Regulation Y promulgated thereunder.

Notwithstanding the foregoing, the parties hereto agree that nothing in this Section 5.1 shall apply to any portfolio company with respect to which the Investor is not the party exercising control over the decision to purchase Voting Securities or to vote such Voting Securities; provided that the Investor does not provide to such entity any nonpublic information concerning the Company or the Bank and such portfolio company is not acting at the request or direction of or in coordination with the Investor; and provided, further, that ownership of such shares is not attributed to the Investor under the BHC Act and the rules and regulations promulgated thereunder or any written interpretation of the foregoing by the staff of the Federal Reserve that has not been rescinded.

5.2 Compliance with Laws. Notwithstanding any other provision of this Article V, the Investor covenants that the Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. In connection with any transfer of the Purchased Shares other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 promulgated under the Securities Act (provided that the transferor provides the Company with reasonable assurances (in the form of a customary seller representation letter and, if applicable a customary broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Company’s transfer agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Company’s transfer agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and such transfer agent, to the effect that such transfer does not require registration of such Securities under the Securities Act. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and, except as otherwise set forth in this Agreement, shall have the rights of the Investor under this Agreement with respect to such transferred Securities.

5.3 Legend.

(a) The Investor agrees that all certificates or other instruments representing the Securities (which, for purposes of this Section 5.3, shall include any Common Shares as well as any Common Shares issuable upon conversion of the Series A Preferred Stock) will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b) Upon the Investor’s request, the legend set forth in Section 5.3(a) above shall be removed and the Company shall issue to the Investor a certificate without such legend or any other legend, or by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Securities are registered for resale under the Securities Act (provided that, if the Investor is selling pursuant to an effective registration statement filed by the Company in accordance with Section 5.5 hereof, the Investor agrees to sell such shares only during such time that such registration statement is effective and not withdrawn or suspended, and only as permitted by such registration statement), (ii) such Securities are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the effective date of the Shelf Registration Statement (as defined in Section 5.5 below) (the “Effective Date”) or (ii) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions, the Company shall deliver to its transfer agent irrevocable instructions that such transfer agent shall reissue a certificate representing the applicable Securities without legend upon receipt by such transfer agent of the legended certificates for such Securities. Any fees (with respect to the transfer agent or otherwise) associated with the removal of such legend shall be borne by the Company. Following the Effective Date, or at such earlier time as a legend is no longer required for any Securities, the Company will no later than seven (7) trading days following the delivery by an Investor to the Company or its transfer agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to effect the reissuance and/or transfer) and a representation letter to the extent required by Section 5.2, deliver or cause to be delivered to such Investor a certificate representing such Purchased Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section. Certificates for Securities subject to legend removal hereunder may be transmitted by the transfer agent to the Investor by crediting the account of the Investor’s prime broker with DTC as directed by the Investor.

5.4 Indemnity.

(a) The Company agrees to indemnify and hold harmless the Investor and its Affiliates and each of their respective officers, directors, direct or indirect partners or members, employees and agents, and each person who controls the Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties contained in this Agreement, (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted by any Governmental Entity, shareholder of the Company or any other person (other than the Investor and his Affiliates and the Company and the Bank) arising out of actions taken by the Company to further the transactions contemplated by this Agreement and the terms of the Securities (other than any Losses attributable to the acts, errors or omissions on the part of the Investor, but not including the transactions contemplated hereby).

(b) The Investor agrees to indemnify and hold harmless the Company and its Affiliates and each of their respective officers, directors, direct or indirect partners or members, employees and agents, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of the Investor’s representations or warranties contained in this Agreement, (2) the Investor’s breach of agreements or covenants made by the Investor in this Agreement or (3) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted by any Governmental Entity, shareholder or owner of the Investor (other than the Investor and his Affiliates and the Company and the Bank) arising out of actions taken by the Investor to further the transactions contemplated by this Agreement and the terms of the Securities (other than any Losses attributable to the acts, errors or omissions on the part of the Company, but not including the transactions contemplated hereby).

(c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.4 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim to the extent known by the Indemnified Party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties. If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim. Such reasonable cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise (A) includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (B) provides solely for the payment of money damages and not any injunctive or equitable relief or criminal penalties and (C) does not create any financial or other obligation on the part of an Indemnified Party which would not be indemnified in full by the Indemnifying Party.

(d) The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 5.4(a)(1), (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim are less than $100,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 5.4(a)(1) exceed $500,000 (the “Threshold Amount”), in which event the Company shall be responsible for the total amount of such Losses incurred without regard to the Threshold Amount.

(e) Subject to Section 6.1 of this Agreement, the obligations of the Indemnifying Party under this Section 5.4 shall survive the transfer of the Securities issued pursuant to this Agreement or the Closing or termination of this Agreement; provided that in the event of any transfer of the Securities to a third party that is not an Affiliate of the transferor in any transaction other than a negotiated private sale of Securities to an “accredited investor” (as defined in Rule 501 under the Securities Act), the Indemnifying Party shall have no obligations under this Section 5.4 to such transferee; and provided further that in the event of any transfer of the Securities to a third party that is not an Affiliate of the transferor in a negotiated private sale of Securities to an “accredited investor” (as defined in Rule 501 under the Securities Act), the transferor may assign the Indemnifying Party’s obligations under this Section 5.4 to such transferee. The indemnity provided for in this Section 5.4 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any of the representations and warranties contained in this Agreement or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such parties’ remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any special, consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, regardless of whether or not the Indemnifying Party was informed of such damages. The indemnification rights contained in this Section 5.4 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof.

(f) Any indemnification payments pursuant to this Section 5.4 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

5.5 Registration Rights.

(a) Registration.

(1) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that as promptly as practicable after the Closing Date (and in any event no later than the Registration Deadline (as defined below)), the Company shall have prepared and filed with the SEC a Shelf Registration Statement covering the resale of all Registrable Securities (or, if permitted by the rules of the SEC, otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective not later than the

Effectiveness Deadline (as defined below) and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by re-filing such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). Notwithstanding the registration obligations set forth in this Section 5.5(a)(1), in the event that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders (as defined below) thereof and use its commercially reasonable efforts to file amendments to the initial Shelf Registration Statement as required by the SEC and/or (ii) withdraw the initial Shelf Registration Statement and file a new Shelf Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Shelf Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to obtain the registration of all of the Registrable Securities in accordance with the SEC Guidance (as defined below). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other securities permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or securities to be registered on such Shelf Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the securities to be included by any person other than a Holder; second, the Company shall reduce or eliminate any securities to be included by any Affiliate (which shall not include Investor or its Affiliates) of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders. In the event the Company amends the initial Shelf Registration Statement or files a new Shelf Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Shelf Registration Statement, as amended, or the new Shelf Registration Statement.

No Holder shall be named as an “underwriter” in any Shelf Registration Statement without such Holder’s prior written consent.

(2) Any registration pursuant to this Section 5.5(a) shall be effected by means of a shelf registration under the Securities Act on Form S-1 (or, if the Company is then eligible, on Form S-3) (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If the Investor or any other Holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 5.5(c); provided, that the Company shall not be required to facilitate an underwritten offering of Registrable Securities unless the expected gross proceeds from such offering exceed $1,000,000. The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed and be reasonably acceptable to the Company.

(3) The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) or an underwritten offering pursuant to this Section 5.5(a): (i) with respect to securities that are not Registrable Securities; or (ii) if the Company shall furnish to the Investor a certificate signed by the Chief Executive Officer of the Company stating that the Board of Directors has made the good faith judgment that it (X) it may possess material nonpublic information, the disclosure of which at that point in time would reasonably be likely to have a material adverse effect on the Company, or (Y) such registration would reasonably be likely to interfere with any material transaction then being pursued by the Company, in which event the Company shall have the right to defer such registration or underwritten offering for a period of not more than 45 days after receipt of the request of the Investor or any other Holder.

(4) After the Closing Date, whenever the Company proposes to register any of its equity securities, other than a registration pursuant to Section 5.5(a)(1), a Special Registration (as defined below) or securities registered pursuant to Section 5.12 hereof, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investor and all other Holders of its intention to effect such a registration (but in no event less than 15 days prior to the anticipated filing date) and (subject to clause (6) below) will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 5.5(a)(4) prior to the effectiveness of such registration, whether or not the Investor or any other Holders have elected to include Registrable Securities in such registration. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or the Bank or in connection with dividend reinvestment plans.

(5) If the registration referred to in Section 5.5(a)(4) is proposed to be underwritten, the Company will so advise the Investor and all other Holders as a part of the written notice given pursuant to Section 5.5(a)(4). In such event, the right of the Investor and all other Holders to registration pursuant to this Section 5.5(a) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Investor.

(6) The Company represents and warrants that it has not granted to any holder of its securities “piggyback” registration rights to one or more third parties to include their securities in the Shelf Registration Statement or in an underwritten offering under the Shelf Registration Statement pursuant to Section 5.5(a)(2). If a Piggyback Registration under Section 5.5(a)(4) relates to an underwritten primary offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, in the case of a Piggyback Registration under Section 5.5(a)(4), the securities the Company proposes to sell, (ii) second, Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 5.5(a)(2) or 5.5(a)(4), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(b) Expenses of Registration. All Registration Expenses (as defined below) incurred by the Company in connection with any registration, qualification or compliance hereunder shall be borne by the Company. The Company shall bear its internal expenses (including all salaries and expenses of their officers and employees performing legal, accounting or other duties) and expenses of any person, including special experts, retained by the Company. All Selling Expenses (as defined below) incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(c) Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(1) By 9:30 a.m., New York City time on the third business day after the Effective Date of a Shelf Registration Statement, file a final prospectus with the SEC as required by Rule 424(b) under the Securities Act.

(2) Provide to each Holder a copy of any disclosure regarding the plan of distribution or the selling Holder, in each case, with respect to such Holder, at least three (3) business days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that amends such information.

(3) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement, subject to this Section 5.5(c), and keep such registration statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities.

(4) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(5) Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(6) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(7) Notify each Holder of Registrable Securities at any time when a prospectus is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall not contain any material non-public information).

(8) Within five (5) business days after such event, give written notice to the Holders (which notice shall not contain any material non-public information):

(i) when any registration statement filed pursuant to Section 5.5(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(vi) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 5.5(c)(12) cease to be true and correct.

(9) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 5.5(c)(8)(iii) at the earliest practicable time.

(10) Upon the occurrence of any event contemplated by Section 5.5(c)(7) or 5.5(c)(8)(v), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(11) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(12) If an underwritten offering is requested pursuant to Section 5.5(a)(2), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling shareholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) obtain

“comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(13) Make available for inspection by a representative of Holders that are selling shareholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement.

(14) With respect to Registrable Securities that are Common Shares, cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, take all steps reasonably necessary to effectuate the listing of such Registrable Securities on the NASDAQ as soon as practicable (using the Company’s reasonable best efforts) after the filing of an application with the NASDAQ to list the Registrable Securities, which such filing must be made within one year after the Closing Date.

(15) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(16) Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d) Suspension of Sales. During any Scheduled Black-out Period (as defined below) and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-out Period (if applicable) or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

(e) Availability of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f) Free Writing Prospectuses; Furnishing Information.

(1) The Investor shall not use any “free writing prospectus” (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(2) It shall be a condition precedent to the obligations of the Company with respect to the Investor and/or the selling Holders to take any action pursuant to Section 5.5(c) that the Investor and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.

(g) Indemnification.

(1) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each person, if any, that controls a Holder within the meaning of the Securities Act (each, a “Holder Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of, material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any “free writing prospectus” (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Holder Indemnitee in any such case to the extent that any such Loss arises out of or is based upon (i) an untrue statement or omission of material fact made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any “free writing prospectus” (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder Indemnitee (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Holder Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Holder Indemnitee expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf such Holder Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.

(2) In connection with any registration statement in which the Investor (or a Holder who assumes the obligations of the Investor in accordance with Section 5.4(e) is participating, such Investor (or such Holder) agrees to indemnify the Company and its officers, directors, employees, agents, representatives and Affiliates (each, a “Company Indemnitee”), against any and all Losses, joint or several, arising out of or based upon (i) an untrue statement or omission of a material fact made in any registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by the Investor or such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding the Investor or such Holder or its plan of distribution or ownership interests which was furnished in writing to the Company by the Investor or such Holder expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf of the Investor or such Holder “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company; provided that the obligation to indemnify shall be individual, not joint and several, for the Investor and each such Holder.

(3) If the indemnification provided for in Section 5.5(g)(1) or 5.5(g)(2) is unavailable to a Holder Indemnitee or Company Indemnitee (each, an “Indemnitee”), respectively, with respect to any Losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the indemnifying party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(4) The indemnity and contribution agreements contained in this Section 5.5(g) are in addition to any liability that the Company may have to the Indemnitees and are not in diminution or limitation of the indemnification provisions under Section 5.4 of this Agreement.

(h) Assignment of Registration Rights. The rights of the Investor to registration of Registrable Securities pursuant to Section 5.5(a) may be assigned by the Investor to a transferee or assignee of Registrable Securities to which (i) there is transferred to such transferee no less than the lesser of (A) $1.0 million in Registrable Securities and (B) all Registrable Securities held by the Investor, and (ii) such transfer or assignment is permitted under the terms hereof; provided, however, that the transferee shall have agreed in writing for the benefit of the Company to be bound by all of the obligations of the Investor under Section 5.5 of this Agreement with respect to the transferred or assigned Registrable Securities, and provided further, that the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being transferred or assigned.

(i) Holdback. With respect to any underwritten offering of Registrable Securities by the Investor or other Holders pursuant to Section 5.5, the Company agrees not to effect (other than in connection with the Rights Offering, pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Shelf Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 60 days following the effective date of such offering or such longer period up to 90 days as may be requested by the managing underwriter. The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter.

(j) Rule 144; Rule 144A Reporting. With a view to making available to the Investor and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(1) make and keep adequate and current public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act, and if at any time the Company is not required to file such reports, make available, upon the request of any Holder, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) and the Securities Act);

(3) so long as the Investor or a Holder owns any Registrable Securities, furnish to the Investor or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(4) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.

(k) As used in this Section 5.5, the following terms shall have the following respective meanings:

(1) “Effectiveness Deadline” means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 5.5(a), the earlier of (i) the 180th calendar day following the Closing Date and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business.

(2) “Holder” means the Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 5.5(h) hereof.

(3) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement pursuant to Rule 415 under the Securities Act.

(4) “Registrable Securities” means (A) all Common Stock acquired by the Investor hereunder, including all Common Stock acquired in connection with the conversion of the Series A Preferred Stock, and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they shall have ceased to be outstanding; (iii) with respect to any transferee of the Registrable Securities who is not an Affiliate of the Investor or a Holder, they shall be freely transferrable pursuant to Rule 144 under the Securities Act in the hand of such transferee without any volume, holding period or other limitations; (including no requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (iv) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at one time.

(5) “Registration Deadline” means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 5.5(a), the 120th calendar day following the Closing Date.

(6) “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 5.5, including all registration, filing and listing fees (including filings made with the Financial Industry Regulatory Authority), printing expenses (including printing of prospectuses and certificates for the Registrable Securities), the Company’s expenses for messenger and delivery services and telephone, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include the compensation of regular employees of the Company, which shall be paid in any event by the Company, or Selling Expenses.

(7) “Rule 144,” “Rule 144A,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(8) “Scheduled Black-out Period” means the period from and including the last day of a fiscal quarter of the Company to and including the third business day after the day on which the Company publicly releases its earnings for such fiscal quarter.

(9) “SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act.

(10) “Selling Expenses” means all discounts, selling commissions (including underwriter fees), stock transfer taxes and legal or other professional fees incurred by the holders of the Registrable Securities applicable to the sale of Registrable Securities.

(l) At any time, any holder of Securities (including any Holder) may elect to forfeit its rights, in whole or in part, set forth in this Section 5.5 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 5.5(a)(4)-(5) in any Pending Underwritten Offering (as defined below) to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 5.5(f) with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 5.5(l), any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 5.5(a)(2) or 5.5(a)(4) prior to the date of such Holder’s forfeiture.

5.6 Anti-Takeover Matters. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement, the Company and the Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement and the other Transaction Documents may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement and the other Transaction Documents.

5.7 Additional Regulatory Matters.

(a) Each of the Company and the Investor agrees to cooperate and use its reasonable best efforts to ensure, including by communicating with each other with respect to their respective purchases of Common Stock and Series A Preferred Stock, that neither the Investor nor any of the Investor’s Affiliates will become, or control, a “bank holding company” within the meaning of the BHC Act and the CBCA.

(b) After the first anniversary of the Closing Date, the Investor agrees that without the prior written consent of the Federal Reserve, FDIC and Ohio Division, as applicable, neither it nor any of its Affiliates will, directly or indirectly, in any way acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any Voting Securities if such acquisition would result in the Investor or its Affiliates having Beneficial Ownership of more than 9.9% of the outstanding shares of a class of Voting Securities or Common Stock of the Company (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of the Investor and its Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any such Voting

Securities or Common Stock that is Beneficially Owned by the Investor or its Affiliates shall be treated as fully converted or exercised in accordance with its terms, as the case may be, into the underlying Voting Securities or Common Stock, and (y) any security convertible into, or exercisable for, the Common Stock that is Beneficially Owned by any person other than the Investor or any of its Affiliates shall not be taken into account (other than any shares of Series A Preferred Stock). This Section 5.7(b) shall survive the Closing under this Agreement for so long as the Investor or any of its Affiliates own any of the Securities.

(c) Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Bank shall knowingly take any action (including any redemption, repurchase, or recapitalization of Common Stock or Series A Preferred Stock, or securities or rights, options or warrants to purchase Common Stock or Series A Preferred Stock or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock or Series A Preferred Stock in each case, where the Investor is not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion), that would reasonably be expected to pose a substantial risk that (1) the Investor’s equity of the Company (together with equity of the Company owned by the Investor’s Affiliates (as such term is used under the BHC Act)) would exceed 33.3% of the Company’s total equity or (2) the Investor’s ownership of any class of Voting Securities of the Company (together with the ownership by Investor’s Affiliates (as such term is used under the BHC Act) of Voting Securities of the Company) would exceed 9.9% of such class, in each case without the prior written consent of Investor or such person, or to increase to an amount that would constitute “control” under the BHC Act, the CBCA or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause Investor to “control” the Company under and for purposes of the BHC Act, the CBCA or any rules or regulations promulgated thereunder (or any successor provisions), including by virtue of the conversion of shares of Series A Preferred Stock into Common Stock.

(d) Notwithstanding anything in this Agreement, in no event will the Investor or any of its Affiliates be obligated to:

(1) Without limiting clause (2) below, (A) propose or accept any divestiture of any of the Investor’s or any of its Affiliates’ assets, or (B) accept any operational restriction on the Investor’s or any of its Affiliates’ business, or agree to take any action that limits the Investor’s or its Affiliates’ commercial practices in any way (except as they relate to the Company and the Bank) including by requiring the modification of governance, fee or carried interest arrangements with respect to, or otherwise by imposing any capital or other requirements on, the Investor or any of its Affiliates, (C) agree to provide capital to, or otherwise maintain or contribute, directly or indirectly, to the capital of, the Company or the Bank other than the aggregate amount of the Purchase Price, or (D) register as a bank holding company, in each case in order to obtain any consent, acceptance or approval of any Governmental Entity to consummate the transactions contemplated by this Agreement and the other Transaction Documents; or

(2) Propose or agree to accept any term or condition or otherwise modify the terms of this Agreement or any other Transaction Document, including, for the avoidance of doubt, the terms or the amount of the Purchased Shares to be delivered by the Company under this Agreement, to obtain any consent, acceptance, approval of any Governmental Entity to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents if such term, condition, modification or confirmation would (A) materially adversely affect (with respect to the Investor or its Affiliates) any material term of the transactions, or (B) reasonably be expected to adversely affect (with respect to the Investor or its Affiliates) any material financial term of the transactions contemplated by this Agreement and the other Transaction Documents or the anticipated benefits to the Investor and its Affiliates hereunder.

(e) So long as the Investor holds any Securities, the Company will not, without the consent of the Investor, take any action, directly or indirectly through its subsidiaries or otherwise, that the Board of Directors of the Company believes in good faith would reasonably be expected to cause the Investor to be subject to transfer restrictions or other covenants of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions as in effect at the time of taking such action.

5.8 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investor pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

5.9 Securities Laws Disclosure; Publicity. On or before the fourth trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the material terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8-K the material Transaction Documents). Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor or any Affiliate or investment adviser of the Investor, or include the name of the Investor or any Affiliate or investment adviser of the Investor in any press release or in any filing with the SEC (other than a registration statement) or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities laws in connection with (A) any registration statement contemplated by Section 5.5 and (B) the filing of final Transaction Documents with the SEC and (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or under trading market regulations, in which case the Company shall provide the Investor with prior written notice of such disclosure permitted under this subclause (ii). Whenever any party determines, based upon the advice of such party’s counsel, that a public announcement or other disclosure is required by or advisable with respect to any applicable law or regulation, the parties shall discuss with each other in good faith prior to the making of such public announcement or other disclosure.

5.10 No Additional Issuances. Between the date of this Agreement and the Closing Date, except as Previously Disclosed and except for the Securities being issued pursuant to this Agreement and the other Transaction Documents, the Company shall not issue or agree to issue any additional shares of Common Stock or other securities that provide the holder thereof the right to convert such securities into shares of Common Stock.

5.11 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock. The Company further acknowledges that its obligations under the Transaction Documents, including its obligation to issue the Securities pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Investor and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

5.12 Rights Offering.

(a) As promptly as practicable following the Closing, and subject to compliance with all applicable laws and regulations, including the Securities Act, the Company shall distribute to each holder of record of Common Stock as of the close of business on the business day immediately preceding the Closing Date (each, a “Legacy Shareholder”) non-transferable rights (the “Rights”) to purchase from the Company an amount of Common Shares calculated pursuant to Section 5.12(b) at a per share purchase price of $2.75. The transactions described in this Section 5.12, including the purchase and sale of Common Shares upon the exercise of Rights, shall be referred to in this Agreement as the “Rights Offering.” The Company shall use commercially reasonable efforts to cause the registration statement relating to the Rights Offering to be declared effective as promptly as practicable following the Closing Date, but in no event shall effectiveness of the registration statement and distribution of the Rights be delayed more than 30 days following the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement relating to the Rights Offering will not be “reviewed” or will not be subject to further review.

(b) Each Right shall entitle a Legacy Shareholder to purchase any whole number of Common Shares (including, for the avoidance of doubt, pursuant to customary over-subscription privileges), provided that (i) no Legacy Shareholder shall become, together with any other person with whom such Legacy Shareholder may be aggregated under applicable law, the Beneficial Owner of more than 4.9% of the Company’s Common Shares, (ii) no Legacy Shareholder shall acquire, together with any other person with whom such Legacy Shareholder may be deemed acting in concert under applicable law, control of the Company within the meaning of the BHC Act and the CBCA, and (iii) the aggregate purchase price of all Common Shares purchased in the Rights Offering shall not exceed an amount equal to $47.0 million less any amounts received for the purchase of Securities prior to the launch of the Rights Offering.

(c) In the event the Rights Offering is over-subscribed, subscriptions by Legacy Shareholders shall be reduced proportionally based on their pro rata ownership of the Common Stock outstanding as of the close of business on the trading day immediately preceding the Closing Date.

5.13 Certain Adjustments. If the representations and warranties set forth in Section 2.2(c) shall not be true and correct as of the Closing Date, the number of Purchased Shares shall be, at the Investor’s option, proportionally adjusted to provide the Investor with the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.

5.14 Agreement to Vote. The Investor agrees to vote any Common Shares it owns, whether acquired under this Agreement or previously owned, in favor of the Shareholder Proposals, if permitted under NASDAQ Listing Rules.

ARTICLE VI

Miscellaneous

6.1 Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period equal to the earlier of: (i) two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and (ii) the sale of all of the Common Stock and Series A Preferred Stock purchased under this Agreement by the Investor, and thereafter the representations and warranties shall expire and have no further force and effect. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.2 Amendment. No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

6.3 Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file and such signatures will be deemed as sufficient as if actual signature pages had been delivered.

6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Ohio for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(1)	If to the Investor:

with a copy to (which copy alone shall not constitute notice):

(2)	If to the Company:

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503

Attn: President and Chief Executive Officer

Facsimile: (330) 742-0203

Email: pbevack@homesavings.com

with a copy to (which copy alone shall not constitute notice):

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503

Attn: General Counsel & Secretary

Facsimile: (330) 742-0489

Email: jnohra@homesavings.com

Vorys, Sater, Seymour and Pease LLP

301 East Fourth Street

Suite 3500, Great American Tower

Cincinnati, Ohio 45202

Attn: Kimberly J. Schaefer

Facsimile: (513) 852-7892

Email: kjschaefer@vorys.com

6.8 Entire Agreement, etc. This Agreement (including the Exhibits, Schedules, and Disclosure Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and with respect to the Investor, its permitted assigns; and this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that the Investor shall be permitted to assign its rights or obligations hereunder (i) to any

Affiliate entity or person that shares a common discretionary investment advisor, but only if the transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement to the same extent as the Investor (with a copy thereof to be furnished to the Company (any such transferee shall be included in the term “Investor”)); provided, further, that no such assignment shall relieve the Investor of any of its obligations under this Agreement and (ii) as and to the extent provided in Section 5.4.

6.9 Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. When used herein:

(1) the term “subsidiary” means those corporations, banks, savings banks, associations and other persons of which such person owns or controls 51% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which 51% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity;

(2) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(3) the word “or” is not exclusive;

(4) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(5) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(6) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Ohio generally are authorized or required by law or other governmental actions to close;

(7) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(8) “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act;

(9) “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the officers of the Company listed on Disclosure Schedule 6.9(9); and

(10) “knowledge of the Investor” or “Investor’s knowledge” means the actual knowledge of the executive officers or, to the extent an Investor does not have executive officers, persons performing substantially similar functions.

6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto and the Placement Agent, any benefit right or remedies, except that the provisions of Sections 3.3, 5.3, 5.4 and 5.5 shall inure to the benefit of the persons referred to in those Sections, including any Holders. The representations and warranties set forth in Article II and the covenants set forth in Articles III and V have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (b) have been qualified by reference to the Disclosure Schedules, each of which contains certain disclosures that are not reflected in the text of this Agreement, and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

6.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

6.14 Public Announcements. The Company shall provide to the Investor a copy of any news release or other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents prior to issuing such release to the public. The Investor will not make any news release or public disclosure without first consulting with the Company and receiving its consent (which shall not be unreasonably withheld, conditioned, or delayed).

6.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance (without posting any bond or other security) of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.16 Independent Nature of Investors’ Obligations and Rights. The obligations of the Investor under this Agreement and the respective Other Investors under the Other Securities Purchase Agreements are several and not joint with the obligations of any other such investor, and neither the Investor nor any such Other Investor shall be responsible in any way for the performance of the obligations of any Other Investor under any Transaction Document. The decision of the Investor and such Other Investors to purchase Common Shares pursuant to the Transaction Documents has been made by each such investor independently of any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary which may have been made or given by any other investor or by any agent or employee of any other investor, and neither the Investor nor any such Other Investor, nor any of their respective agents or employees, shall have any liability to any other investor (or any other person) relating to or arising from any such information, materials, statement or opinions. Nothing contained herein or in any Transaction Document, and no action taken by the Investor or any Other Investor pursuant thereto, shall be deemed to constitute the investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and that no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Purchased Shares or enforcing its rights under the Transaction Documents. The Investor and each of the Other Investors signatory to the Other Securities Purchase Agreements shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other investor to be joined as an additional party in any proceeding for such purpose.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

UNITED COMMUNITY FINANCIAL CORP.

By:
Name:
Title:

INVESTOR

By:
Name:
Title:

Number of shares of common stock Beneficially Owned by the Investor as of the date first herein above written:

EXHIBIT A

1.	The Company has been duly incorporated, and is validly existing and in good standing under the laws of the State of Ohio.

2.	The Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution thereunder may be limited under applicable law or public policy, and subject to the qualifications that (a) enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium or other laws (including the laws of fraudulent conveyance and transfer) or judicial decisions affecting the enforcement of creditors’ rights generally or the reorganization of financial institutions and (b) the enforceability of the obligations of the Company thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including the remedies of specific performance and self-help.

3.	The shares of Common Stock to be issued pursuant to the Transaction Documents have been duly authorized and, when issued pursuant to the Transaction Documents upon receipt by the Company of the consideration provided for therein, will be validly issued, fully paid and nonassessable.

4.	The shares of Series A Preferred Stock to be issued pursuant to the Transaction Documents have been duly authorized and, when issued pursuant to the Transaction Documents upon receipt by the Company of the consideration provided for therein, will be validly issued, fully paid and nonassessable.

5.	The issuance and sale by the Company of the shares of Common Stock, Series A Preferred Stock and any Common Stock into which the Series A Preferred Stock is convertible under the Transaction Documents will not be subject to any preemptive rights, rights of first offer or similar rights of any person under (a) the Articles of Incorporation of the Company as currently in effect (the “Articles”), (b) the Code of Regulations of the Company as currently in effect (the “Code”), or (c) any Company Significant Agreements listed on Schedule I to this Opinion.

6.	The issuance and sale by the Company of the shares of Common Stock, Series A Preferred Stock and any Common Stock into which the Series A Preferred Stock is convertible in accordance with the Transaction Documents and the execution, delivery and performance by the Company of its obligations under the Transaction Documents do not and will not, whether with or without the giving of notice or lapse of time or both, constitute a violation of (a) the Articles (b) the Code, (c) any Company Significant Agreements listed on Schedule I to this opinion, (d) Ohio law, or (e) applicable federal securities laws of the United States of America.

7.	Assuming (a) the accuracy of the representations and warranties, and compliance with the agreements, contained in the Transaction Documents and (b) that the shares of Common Stock, Series A Preferred Stock and any Common Stock into which the Series A Preferred Stock is convertible to be issued and sold by the Company under the Transaction Documents are sold in the manner contemplated by, and in accordance with, the Transaction Documents, it is not necessary to register under the Securities Act the issuance and sale of the shares of Common Stock, Series A Preferred Stock and any Common Stock into which the Series A Preferred Stock is convertible to be issued and sold by the Company under the Transaction Documents.

8.	It is not necessary to register the shares of Common Stock, Series A Preferred Stock and any Common Stock into which the Series A Preferred Stock is convertible to be issued in accordance with the Transaction Documents under the Securities Act of 1933 in connection with the sale and delivery of the shares of Common Stock and Series A Preferred Stock by the Company to the Investor in accordance with the arrangements relating to offers, sales and deliveries of the shares of Common Stock and Series A Preferred Stock as contemplated in the Transaction Documents.

EXA-1

9.	No consent, approval, authorization or order of, or filing with, any federal or state governmental authority or regulatory body is required to be obtained or made by the Company for the consummation by the Company of the transactions contemplated by the Transaction Documents, including, without limitation, each Other Private Placement, except for the filing of a Form 8-K with the Securities and Exchange Commission, appropriate filings under applicable state blue sky laws, appropriate filings with the Federal Reserve, and such other consents, approvals, authorizations, orders and filings as have been previously obtained or made.

EXA-2

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE OF THE COMPANY

The undersigned, President and Chief Executive Officer of United Community Financial Corp., an Ohio corporation (the “Company”), pursuant to Section 1.2(b)(1)(v) of the Securities Purchase Agreement, dated as of                  , 2013 (the “Agreement”) between the Company and                     , a                     (the “Investor”), hereby certifies to the Investor that:

1. The Company has performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under the Agreement (except that with respect to obligations that are qualified by materiality, the Company has performed such obligations, as so qualified, in all respects).

2. The representations and warranties of the Company set forth in Section 2.2 of the Agreement are or were, as applicable, true and correct in all respects as of the date hereof and as of the Closing (except (A) to the extent such representations and warranties are made as of a specified date, in which case, subject to clause (B) below, such representations and warranties shall be true and correct in all respects as of such date, and (B) with respect to each of the representations and warranties of the Company in this Agreement where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company);

3. Since the date of the Agreement, there has not occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Bank.

4. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in the capacity indicated and not in an individual capacity as of this      day of             , 2013.

By:
Patrick W. Bevack, President and Chief Executive Officer

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EXHIBIT C

SECRETARY’S CERTIFICATE

                 , 2013

I, Jude Nohra, Secretary of United Community Financial Corp., an Ohio corporation (the “Company”), do hereby certify as follows:

1. I am the duly elected Secretary of the Company.

2. Attached hereto as Exhibit A, are true, correct and complete copies of resolutions duly adopted by the Board of Directors of the Company on December     , 2012. Such resolutions have not been rescinded, amended or modified, are in full force and effect in the form adopted, and are the only resolutions adopted by the Board of Directors or by any committee designated by the Board of Directors relating to the transactions contemplated by the Securities Purchase Agreement, dated as of December     , 2013 (the “Agreement”) between the Company and                     ,                      a , and the other Transaction Documents and the issuance of the Securities (as those terms are defined in the Agreement).

3. Attached hereto as Exhibit B is a true, correct and complete copy of the Company’s Articles of Incorporation as certified by the Ohio Secretary of State on                     , 2013, as amended (the “Articles of Incorporation”), and such Articles of Incorporation have not since been altered, amended or repealed, no such alteration, amendment or repeal has been authorized by the Board of Directors or shareholders of the Company, and the Articles of Incorporation were in full force and effect on the date of the Agreement and are in full force and effect on the date hereof.

4. Attached hereto as Exhibit C is a true, correct and complete copy of the Amended Code of Regulations of the Company, as amended (the “Code of Regulations”), and such Code of Regulations has not been altered, amended or repealed, no such alteration, amendment or repeal has been authorized by the Board of Directors or shareholders of the Company, and the Code of Regulations was in full force and effect on the date of the Agreement and is in full force and effect on the date hereof.

5. Each person who, as an officer of the Company, signed the Transaction Documents or any other document delivered in connection with the transactions contemplated by the Agreement was duly elected or appointed, qualified and acting as such officer at the respective times of the signing and delivery thereof and was duly authorized to sign such document on behalf of the Company, and the signature of each such person appearing on each such document is the genuine signature of such officer.

IN WITNESS WHEREOF, I have executed this certificate in my capacity as Secretary of the Company as of the date first written above.

By:
Jude Nohra, Secretary

I,                     ,                    of the Company, hereby certify that Jude Nohra has been duly elected or appointed, has been duly qualified, and is the Secretary of the Company and that the signature above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand by and on behalf of the Company on                  , 2013.

UNITED COMMUNITY
FINANCIAL CORP.

By:

Print Name:

Title:

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EXHIBIT D

FORM OF OFFICER’S CERTIFICATE OF THE INVESTOR

The undersigned, the              of              , a              (the “Investor”), pursuant to Section 1.2(b)(2)(iii) of the Securities Purchase Agreement, dated as of                  , 2013 (the “Agreement”) between the Investor and United Community Financial Corp., an Ohio corporation (the “Company”), hereby certifies to the Company that:

1. The Investor has performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under the Agreement (except that with respect to obligations that are qualified by materiality, the Investor has performed such obligations, as so qualified, in all respects).

2. The representations and warranties of the Investor set forth in Section 2.3 of the Agreement were true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they were true and correct in all respects) as of the date of the Agreement and are true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they are true and correct in all material respects) as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties were true and correct, in all material respects as applicable, as of such date).

3. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in the capacity indicated and not in an individual capacity as of this      day of             , 2013.

By:
Name:
Title:

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EXHIBIT E

FORM OF PASSIVITY COMMITMENT

[List of Investors] (each, an “[Investor Name] Acquirer”), and their subsidiaries and affiliates (collectively, the “Investor Name Group”), will not, without the prior approval of the Board or its staff, directly or indirectly:

1. Exercise or attempt to exercise a controlling influence over the management or policies of [            ], or any of its subsidiaries;

2. Have or seek to have more than one representative of the [Investor Name] Group serve on the board of directors of [            ] or any of its subsidiaries;

3. Permit any representative of the [Investor Name] Group who serves on the board of directors of [            ] or any of its subsidiaries to serve (i) as the chairman of the board of directors of [            ] or any of its subsidiaries, (ii) as the chairman of any committee of the board of directors of [            ] or any of its subsidiaries, (iii) as a member of any committee of the board of directors of [            ] or any of its subsidiaries if the [Investor Name] Group representative occupies more than 25 percent of the seats on the committee, (iv) as a member of a committee of the board of directors of [            ] if at any time such committee would have decision-making authority for policies or actions on managerial matters (other than decisions related to retaining third party consultants or advisers in connection with carrying out committee duties) unless (a) recommendations of such committee as to policy or actions on managerial matters are reviewed and approved or reviewed and ratified by the full board, (b) such committee is carrying out functions in accordance with a policy or parameters approved by the full board, or (c) Board staff authorizes service on a particular committee in light of all the facts and circumstances of the case, or (v) as a member of any committee if such representative has the authority or practical ability unilaterally to make, or block the making of, policy or other decisions that bind the board, any committee of the board, or management of [            ];

4. Have or seek to have any employee or representative of the [Investor Name] Group serve as an officer, agent, or employee of [            ] or any of its subsidiaries;

5. Take any action that would cause [            ] or any of its subsidiaries to become a subsidiary of the [Investor Name] Group;

6. Own, control or hold with power to vote securities that (when aggregated with securities that the officers and directors of the [Investor Name] Group own, control, or hold with power to vote) represent 25 percent or more of any class of voting securities of [            ] or any of its subsidiaries;

7. Own or control equity interests that would result in the combined voting and nonvoting equity interests of the [Investor Name] Group and its officers and directors to equal or exceed 25 percent of the total equity capital of [            ] or any of its subsidiaries, except that if the [Investor Name] Group and its officers and directors own, hold, or have the power to vote less than 15 percent of the outstanding shares of any classes of voting securities of [            ], the [Investor Name] Group and its officers and directors may own or control equity interests greater than 25 percent, but in no case more than 33.3 percent, of the total equity capital of [            ] or any of its subsidiaries;

8. Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of [            ] or any of its subsidiaries;

9. Enter into any agreement with [            ] or any of its subsidiaries that substantially limits the discretion of [            ]’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

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10. Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of [            ] or any of its subsidiaries;

11. Dispose or threaten to dispose (explicitly or implicitly) of equity interests of [            ] or any of its subsidiaries in any manner as a condition or inducement of specific action or non-action by [            ] or any of its subsidiaries; or

12. Enter into any other banking or nonbanking transactions with [            ] or any of its subsidiaries, except that the [Investor Name] Group may establish and maintain deposit accounts with [            ], provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with [            ].

Each [Investor Name] Acquirer also certifies that:

13. The [Investor Name] is not an affiliate of any other investor (excluding other [Investor Name] in the proposed transaction (individually, each an “Investor;’ and, collectively, the “Investors”);

14. The [Investor Name] Acquirer has reached its decision to invest in [            ] independently from the other Investors;

15. The [Investor Name] Acquirer is not managed or advised by an investment manager or investment advisor who performs the same services for any other Investor (excluding other [Investor Name] Acquirers);

16. The [Investor Name] Acquirer (including any subsidiary or affiliate of the [Investor Name] Acquirer) has not engaged and will not engage as part of a group consisting of substantially the same entities as the Investors. in substantially the same combination of interests, in any additional banking or nonbanking activities or business ventures in the United States without prior consultation with the Board;

17. The [Investor Name] Acquirer has not and will not enter into any agreements or understandings with any other Investor to act in concert for the purpose of exercising a controlling influence over [            ] or any of its subsidiaries, including, but not limited to, any agreements or understandings regarding the voting or transfer of shares of [            ]; and

18. Any director representing the [Investor Name] Acquirer will not collude or conspire with any other directors or shareholders of [            ] with respect to the exercise of any director’s voting rights. Nothing in this commitment shall limit a director’s ability to exercise its legitimate duties/rights as a director of [            ], including the ability to consult with other directors and shareholders as appropriate.

The terms used in these commitments have the same meanings as set forth in the Bank Holding Company Act of 1956, as amended (“BHC Act”) and the Board’s Regulation Y. For purposes of these commitments, “Investor” includes any subsidiary or affiliate of the Investor.

Nothing in these commitments releases the [Investor Name] Group from compliance with the Change in Bank Control Act and the Board’s regulations there under for any subsequent acquisition or increase in the percentage ownership of any class of voting shares of [            ].

Each [Investor Name] Acquirer understands that these commitments constitute conditions imposed in writing in connection with the Board’s findings and decisions related to the [Investor Name] Group’s acquisition of up to 24.9 percent of voting shares of [            ], including a determination that no filing under the BHC Act is required for this transaction by the [Investor Name] Group, and, as such, may be enforced in proceedings under applicable law.

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EXHIBIT F

FORM OF CERTIFICATE OF DESIGNATIONS

CERTIFICATE OF DESIGNATIONS OF

MANDATORILY CONVERTIBLE

NON-CUMULATIVE

PREFERRED STOCK, SERIES A

OF

UNITED COMMUNITY FINANCIAL CORP.

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of United Community Financial Corp., a Company organized and existing under the laws of the State of Ohio (the “Company”), a series of preferred stock designated as the “Mandatorily Convertible Non-Cumulative Preferred Stock, Series A” (the “Series A Preferred Stock”). The number of shares constituting such series shall be [—]. The Series A Preferred Stock shall have no par value.

Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each other class or series of equity securities of the Company, if any, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”), and (ii) senior to the Company’s common stock, no par value (the “Common Stock”), and each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the right to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders; provided, however, that for as long as the Approval Date has not occurred and the Series A Preferred Stock remains outstanding, no preferred stock of the Company that would rank senior to the Series A Preferred Stock may be issued without, in each case, the express approval of the Holders of at least a majority of the issued and outstanding Series A Preferred Stock.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c) “Approval Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the day that is the fifth Business Day after the day on which the Company shall have obtained shareholder approval in the manner required by the NASDAQ Listing Standards for the Shareholder Proposal.

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(d) “Articles of Incorporation” means the Articles of Incorporation of the Company, as they may be amended from time to time.

(e) “Base Price” means $2,750.00.

(f) “Base Value” means the product of (x) the Base Price and (y) 50.

(g) “Board of Directors” means the board of directors of the Company.

(h) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of Ohio are generally required or authorized by law to be closed.

(i) “Certificate of Designation” means this Certificate of Designation to designate the terms of Mandatorily Convertible Non-Cumulative Participating Preferred Stock, Series A, of United Community Financial Corp., dated [—], 2013.

(j) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported on the OTC Bulletin Board or by Pink Sheets LLC or similar organization, or, if that bid price is not available, the fair market value of a share of Common Stock (or other relevant capital stock or equity interest) as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

(k) “Code of Regulations” means the Amended and Restated Code of Regulations of the Company, as they may be amended from time to time.

If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing sale price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing sale price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors, acting in good faith, from time to time) of any other securities or property paid to the holders of the Common Stock in connection with the Reorganization Event.

(l) “Common Stock” has the meaning set forth in Section 2.

(m) “Company” means United Community Financial Corp., an Ohio Corporation.

(n) “Company Common Stock” has the meaning set forth in Section 2.

(o) “Conversion Date” means a Mandatory Conversion Date or a Reorganization Conversion Date.

(p) “Conversion Price” means for each share of Series A Preferred Stock, the Base Price, subject to adjustment as set forth herein.

(q) “Dividend Payment Date” has the meaning set forth in Section 4(a).

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(r) “Dividend Period” has the meaning set forth in Section 4(a).

(s) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(t) “Exchange Property” has the meaning set forth in Section 10(a).

(u) “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

(v) “Junior Securities” has the meaning set forth in Section 2.

(w) “Liquidation Preference” means, as to the Series A Preferred Stock, $2,750 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

(x) “Mandatory Conversion Date” means, with respect to shares of Series A Preferred Stock of any Holder, the Approval Date.

(y) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(z) “Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.

(aa) “Ownership Limit” means 9.9% of any class of Voting Securities of the Company outstanding at the time of determination. Any calculation of a Holder’s percentage ownership of the outstanding Voting Securities of the Company for purposes of this definition shall be made in accordance with the relevant provisions of Regulation Y of the Board of Governors of the Federal Reserve System.

(bb) “Parity Securities” has the meaning set forth in Section 2.

(cc) “Permitted Rights Offering” shall mean an offering of Common Stock pursuant to subscription rights distributed pro rata to the existing holders of record of Common Stock as of the Business Day immediately prior to the Effective Date at a price per share of Common Stock of $2.75, and the associated declaration, issuance and exercise of the subscription rights with respect to such offering and shares of Common Stock issuable in connection with the exercise of any such rights; provided that the Company will use its reasonable best efforts to ensure that such rights offering, including exercise of such right, is completed as soon as practicable following the Effective Date taking into account restrictions under applicable securities laws.

(dd) “Regulatory Approvals” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series A Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, rule or regulation, the receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(ee) “Reorganization Conversion Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the date of the consummation of a Reorganization Event or, if later, the first date on which all Regulatory Approvals with respect to the conversion of such shares shall have been obtained or made.

(ff) “Reorganization Event” has the meaning set forth in Section 10(a).

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(gg) “Series A Preferred Stock” has the meaning set forth in Section 1.

(hh) “Shareholder Proposal” means the shareholder proposal to approve the Conversion of the Series A Preferred Stock into shares of Common Stock as required by the NASDAQ Listing Standards.

(ii) “Voting Securities” means, at any time, shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

Section 4. Dividends. Until June 30, 2013, the Series A Preferred Stock will not be entitled to any dividends. Beginning on June 30, 2013 and on every December 31 and June 30 thereafter, the Company shall pay a dividend at an annual rate of 12.0% provided, however, that the Company shall not be required to pay any dividend unless it has first received any required approvals from the Board of Governors of the Federal Reserve Systems, the FDIC and the Ohio Division of Financial Institutions.

Section 5. Liquidation. (a) In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive, for each share of the Series A Preferred Stock, the sum of (i) liquidating distributions in an amount equal to the Liquidation Preference, plus any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities and (ii) after all distributions have been made to Holders pursuant to clause (i) of this sentence, liquidating distributions, as determined by the Company (or the trustee or other Person or Persons administering its liquidation, dissolution or winding-up in accordance with applicable law) as of a date that is at least ten (10) Business Days before the first liquidating distribution is made on Series A Preferred Stock, that would be made on the number of shares of Common Stock equal to the Base Value divided by the Applicable Conversion Price as if all of the outstanding shares of Series A Preferred Stock had been converted into Common Stock on such date of determination, out of assets legally available for distribution to the Company’s shareholders, simultaneous with any distribution of assets made to the holders of the Common Stock. The Company shall notify each Holder of the amount it has calculated pursuant to this Section 5 by first-class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Company. Such mailing shall be made not later than five Business Days before the first liquidating distribution is made on shares of Series A Preferred Stock.

(b) In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding-up.

Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation.

Section 7. Redemptions.

(a) Optional Redemption. The Series A Preferred Stock may be redeemed. The Company, at its option, subject to receipt of all required consents and approvals, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price equal to $2,750 per share.

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(b) No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such notice shall be given at least 10 days before the date fixed for redemption. Any notice mailed as provided in this Section 7(c) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a Holder shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; and (iii) the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company shall revert to authorized but unissued shares of Preferred Stock.

Section 8. Conversion.

(a) Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of a Holder, such Holder’s shares of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth below. Each share of Series A Preferred Stock shall be convertible into 1,000 shares of Common Stock (subject to the conversion procedures of Section 9 hereof). Cash will be paid in lieu of fractional shares in accordance with Section 12 hereof.

(b) Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to receive shares of Common Stock upon any conversion of Series A Preferred Stock pursuant to this Section 8 or Section 10 to the extent (but only to the extent) that at such time the Holder does not have any required

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Regulatory Approvals or if such conversion would cause the Holder to exceed the Ownership Limit. If any delivery of shares of Common Stock owed to a Holder upon conversion of Series A Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, the Company’s obligation to make such delivery shall not be extinguished and the Company shall, at the option of the Holder, deliver such shares as promptly as practicable after such converting Holder gives notice to the Company that the requirements of this Section 8(b) are met. Each Holder shall, promptly upon receipt of any required Regulatory Approval applicable to such Holder and proof that the Ownership Limit will not be exceeded, provide written notice to the Company of such receipt.

(c) If the Company declares a stock split of the Common Stock while the Series A Preferred Stock is outstanding, the conversion ratio for the conversion of Series A Preferred Stock into Common Stock will be proportionately adjusted.

Section 9. Conversion Procedures.

(a) Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Company shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date applicable to such Holder; and

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock held of record by such Holder and subject to such mandatory conversion.

(b) Effective immediately prior to the close of business on any Conversion Date with respect to any share of Series A Preferred Stock, dividends shall no longer be declared on any such converted share of Series A Preferred Stock and such share of Series A Preferred Stock shall cease to be outstanding. Any declared and unpaid dividends on such share shall be cancelled and extinguished.

(c) No allowance or adjustment shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any Conversion Date with respect to any share of Series A Preferred Stock. Prior to the close of business on the Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock (or other securities issuable upon conversion of such share of Series A Preferred Stock) shall not be deemed outstanding for any purpose, and the Holder of any such shares of Series A Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series A Preferred Stock.

(d) Shares of Series A Preferred Stock duly converted in accordance with Section 8 or Section 10 of this Certificate of Designation will resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance. The Company may, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided, however, that the Company shall not take any such action if such action would reduce the authorized number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the applicable Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of

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Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

Section 10. Reorganization Events. (a) In the event that, prior to the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of any Holder, there occurs:

(i) any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition); (any such event specified in this Section 10(a), a “Reorganization Event”) then, subject to Section 8, each share of such Holder’s Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but each Holder shall have the right, at its option, subject to the terms and provisions of this Section 10, to convert any or all of such Holder’s shares of Series A Preferred Stock, effective as of the close of business on the Reorganization Conversion Date (with the term “Regulatory Approval” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (other than a counterparty to the Reorganization Event or an Affiliate of such counterparty) in respect of each such share of Series A Preferred Stock equal to the number of shares of Common Stock into which one share of Series A Preferred Stock would then be convertible assuming that a Mandatory Conversion Date in respect of such shares of Series A Preferred Stock had occurred (such securities, cash and other property, the “Exchange Property”).

(b) The conversion right of a Holder of Series A Preferred Stock pursuant to this Section 10 shall be exercised by the Holder by the surrender of the certificates, if any, representing the shares to be converted to the Company or to the transfer agent for the Company, accompanied by a notice of reorganization conversion, no later than the tenth day following the date of delivery to each Holder of a notice from the Company of the expected consummation or the consummation of a Reorganization Event.

(i) Immediately prior to the close of business on the Reorganization Conversion Date, each converting Holder of Series A Preferred Stock shall be deemed to be the Holder of record of the number of shares of Common Stock deemed to be issuable upon conversion of such Holder’s Series A Preferred Stock in accordance with clause (i) or (ii) of Section 10(a), notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock, if any, shall not then be actually delivered to such Person.

(ii) Upon notice from the Company, each Holder of Series A Preferred Stock so converted shall promptly surrender to the Company or its transfer agent certificates, if any, representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

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(c) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in connection with any Reorganization Event, the Holders shall be entitled to the same right of election as holders of the shares of Common Stock with respect to the form of consideration to be received pursuant to this Section 10.

(d) The above provisions of this Section 10 shall similarly apply to successive Reorganization Events.

(e) The Company (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(f) The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 10.

Section 11. Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 11

(b) So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating, whether or not such approval is required by Ohio law:

(i) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking Senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company;

(ii) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including this Certificate of Designation) or the Code of Regulations that would significantly and adversely alter or change the terms, rights, preferences or privileges of the Series A Preferred Stock; or

(iii) the consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity; provided, however, that a Holder will have no right to vote under this provision or under Ohio law if such voting rights arise due to a Reorganization Event if (1) the Company shall have complied with Section 10(f) or (2) in each case (x) the Series A Preferred Stock remains outstanding or, in the case of any merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights (including, but not limited to, the right of conversion into common shares), preferences, privileges and voting powers that, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole immediately prior to the Reorganization Event, which rights shall include the right of the Holders to convert their shares of Series A Preferred Stock as if a Mandatory Conversion Date had already occurred; provided further , that any increase in the amount of the authorized Preferred Stock or

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any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding-up will not, in and of itself, be deemed to affect the voting powers, preferences or special rights of the Series A Preferred Stock and, notwithstanding any provision of Ohio law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

Each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

Section 12. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second trading day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 13. Reservation of Common Stock.

(a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Base Price.

(b) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

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Section 14. Repurchases of Junior Securities or Trust Preferred Securities. At any time prior to the Approval Date, for as long as the Series A Preferred Stock remains outstanding, the Company shall not redeem, purchase or acquire, directly or indirectly, any of its Junior Securities or trust preferred securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan, (ii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities, and (iii) as a result of reclassification of Junior Securities for or into other Junior Securities.

Section 15. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503, Attention Chief Financial Officer and Treasurer with a copy to General Counsel and Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(c) No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(d) The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

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APPENDIX B

PART B

CERTIFICATE OF DESIGNATIONS OF

MANDATORILY CONVERTIBLE, NON-CUMULATIVE

PREFERRED STOCK, SERIES A

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of United Community Financial Corp., a Company organized and existing under the laws of the State of Ohio (the “Company”), a series of preferred stock designated as the “Mandatorily Convertible Non-Cumulative Preferred Stock, Series A” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 7,942. The Series A Preferred Stock shall have no par value.

Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each other class or series of equity securities of the Company, if any, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”), and (ii) senior to the Company’s common stock, no par value (the “Common Stock”), and each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the right to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders; provided, however, that for as long as the Approval Date has not occurred and the Series A Preferred Stock remains outstanding, no preferred stock of the Company that would rank senior to the Series A Preferred Stock may be issued without, in each case, the express approval of the Holders of at least a majority of the issued and outstanding Series A Preferred Stock.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c) “Approval Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the day that is the fifth Business Day after the day on which the Company shall have obtained shareholder approval in the manner required by the NASDAQ Listing Standards for the Shareholder Proposal.

(d) “Articles of Incorporation” means the Articles of Incorporation of the Company, as they may be amended from time to time.

(e) “Base Price” means $2,750.00.

(f) “Base Value” means the product of (x) the Base Price and (y) 50.

(g) “Board of Directors” means the board of directors of the Company.

(h) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of Ohio are generally required or authorized by law to be closed.

(i) “Certificate of Designation” means this Certificate of Designation to designate the terms of Mandatorily Convertible Non-Cumulative Participating Preferred Stock, Series A, of United Community Financial Corp., dated March 8, 2013.

(j) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported on the OTC Bulletin Board or by Pink Sheets LLC or similar organization, or, if that bid price is not available, the fair market value of a share of Common Stock (or other relevant capital stock or equity interest) as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

(k) “Code of Regulations” means the Amended and Restated Code of Regulations of the Company, as they may be amended from time to time.

If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing sale price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing sale price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors, acting in good faith, from time to time) of any other securities or property paid to the holders of the Common Stock in connection with the Reorganization Event.

(l) “Common Stock” has the meaning set forth in Section 2.

(m) “Company” means United Community Financial Corp., an Ohio Corporation.

(n) “Company Common Stock” has the meaning set forth in Section 2.

(o) “Conversion Date” means a Mandatory Conversion Date or a Reorganization Conversion Date.

(p) “Conversion Price” means for each share of Series A Preferred Stock, the Base Price, subject to adjustment as set forth herein.

(q) “Dividend Payment Date” has the meaning set forth in Section 4(a).

(r) “Dividend Period” has the meaning set forth in Section 4(a).

(s) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(t) “Exchange Property” has the meaning set forth in Section 10(a).

(u) “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

(v) “Junior Securities” has the meaning set forth in Section 2.

(w) “Liquidation Preference” means, as to the Series A Preferred Stock, $2,750 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

(x) “Mandatory Conversion Date” means, with respect to shares of Series A Preferred Stock of any Holder, the Approval Date.

(y) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(z) “Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.

(aa) “Ownership Limit” means 9.9% of any class of Voting Securities of the Company outstanding at the time of determination. Any calculation of a Holder’s percentage ownership of the outstanding Voting Securities of the Company for purposes of this definition shall be made in accordance with the relevant provisions of Regulation Y of the Board of Governors of the Federal Reserve System.

(bb) “Parity Securities” has the meaning set forth in Section 2.

(cc) “Permitted Rights Offering” shall mean an offering of Common Stock pursuant to subscription rights distributed pro rata to the existing holders of record of Common Stock as of the Business Day immediately prior to the Effective Date at a price per share of Common Stock of $2.75, and the associated declaration, issuance and exercise of the subscription rights with respect to such offering and shares of Common Stock issuable in connection with the exercise of any such rights; provided that the Company will use its reasonable best efforts to ensure that such rights offering, including exercise of such right, is completed as soon as practicable following the Effective Date taking into account restrictions under applicable securities laws.

(dd) “Regulatory Approvals” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series A Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, rule or regulation, the receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(ee) “Reorganization Conversion Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the date of the consummation of a Reorganization Event or, if later, the first date on which all Regulatory Approvals with respect to the conversion of such shares shall have been obtained or made.

(ff) “Reorganization Event” has the meaning set forth in Section 10(a).

(gg) “Series A Preferred Stock” has the meaning set forth in Section 1.

(hh) “Shareholder Proposal” means the shareholder proposal to approve the Conversion of the Series A Preferred Stock into shares of Common Stock as required by the NASDAQ Listing Standards.

(ii) “Voting Securities” means, at any time, shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

Section 4. Dividends. Until June 30, 2013, the Series A Preferred Stock will not be entitled to any dividends. Beginning on June 30, 2013 and on every December 31 and June 30 thereafter, the Company shall pay a dividend at an annual rate of 12.0% provided, however, that the Company shall not be required to pay any dividend unless it has first received any required approvals from the Board of Governors of the Federal Reserve Systems, the FDIC and the Ohio Division of Financial Institutions.

Section 5. Liquidation.

(a) In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive, for each share of the Series A Preferred Stock, the sum of (i) liquidating distributions in an amount equal to the Liquidation Preference, plus any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities and (ii) after all distributions have been made to Holders pursuant to clause (i) of this sentence, liquidating distributions, as determined by the Company (or the trustee or other Person or Persons administering its liquidation, dissolution or winding-up in accordance with applicable law) as of a date that is at least ten (10) Business Days before the first liquidating distribution is made on Series A Preferred Stock, that would be made on the number of shares of Common Stock equal to the Base Value divided by the Applicable Conversion Price as if all of the outstanding shares of Series A Preferred Stock had been converted into Common Stock on such date of determination, out of assets legally available for distribution to the Company’s shareholders, simultaneous with any distribution of assets made to the holders of the Common Stock. The Company shall notify each Holder of the amount it has calculated pursuant to this Section 5 by first-class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Company. Such mailing shall be made not later than five Business Days before the first liquidating distribution is made on shares of Series A Preferred Stock.

(b) In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding-up.

Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation.

Section 7. Redemptions.

(a) Optional Redemption. The Series A Preferred Stock may be redeemed. The Company, at its option, subject to receipt of all required consents and approvals, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price equal to $2,750 per share.

(b) No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such notice shall be given at least 10 days before the date fixed for redemption. Any notice mailed as provided in this Section 7(c) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a Holder shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; and (iii) the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company shall revert to authorized but unissued shares of Preferred Stock.

Section 8. Conversion.

(a) Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of a Holder, such Holder’s shares of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth below. Each share of Series A Preferred Stock shall be convertible into 1,000 shares of Common Stock (subject to the conversion procedures of Section 9 hereof). Cash will be paid in lieu of fractional shares in accordance with Section 12 hereof.

(b) Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to receive shares of Common Stock upon any conversion of Series A Preferred Stock pursuant to this Section 8 or Section 10 to the extent (but only to the extent) that at such time the Holder does not have any required Regulatory Approvals or if such conversion would cause the Holder to exceed the Ownership Limit. If any delivery of shares of Common Stock owed to a Holder upon conversion of Series A Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, the Company’s obligation to make such delivery shall not be extinguished and the Company shall, at the option of the Holder, deliver such shares as promptly as practicable after such converting Holder gives notice to the Company that the requirements of this Section 8(b) are met. Each Holder shall, promptly upon receipt of any required Regulatory Approval applicable to such Holder and proof that the Ownership Limit will not be exceeded, provide written notice to the Company of such receipt.

(c) If the Company declares a stock split of the Common Stock while the Series A Preferred Stock is outstanding, the conversion ratio for the conversion of Series A Preferred Stock into Common Stock will be proportionately adjusted.

Section 9. Conversion Procedures.

(a) Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Company shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date applicable to such Holder; and

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock held of record by such Holder and subject to such mandatory conversion.

(b) Effective immediately prior to the close of business on any Conversion Date with respect to any share of Series A Preferred Stock, dividends shall no longer be declared on any such converted share of Series A Preferred Stock and such share of Series A Preferred Stock shall cease to be outstanding. Any declared and unpaid dividends on such share shall be cancelled and extinguished.

(c) No allowance or adjustment shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any Conversion Date with respect to any share of Series A Preferred Stock. Prior to the close of business on the Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock (or other securities issuable upon conversion of such share of Series A Preferred Stock) shall not be deemed outstanding for any purpose, and the Holder of any such shares of Series A Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series A Preferred Stock.

(d) Shares of Series A Preferred Stock duly converted in accordance with Section 8 or Section 10 of this Certificate of Designation will resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance. The Company may, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided, however, that the Company shall not take any such action if such action would reduce the authorized number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the applicable Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

Section 10. Reorganization Events.

(a) In the event that, prior to the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of any Holder, there occurs:

(i) any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition); (any such event specified in this Section 10(a), a “Reorganization Event”) then, subject to Section 8, each share of such Holder’s Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but each Holder shall have the right, at its option, subject to the terms and provisions of this Section 10, to convert any or all of such Holder’s shares of Series A Preferred Stock, effective as of the close of business on the Reorganization Conversion Date (with the term “Regulatory Approval” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (other than a counterparty to the Reorganization Event or an Affiliate of such counterparty) in respect of each such share of Series A Preferred Stock equal to the number of shares of Common Stock into which one share of Series A Preferred Stock would then be convertible assuming that a Mandatory Conversion Date in respect of such shares of Series A Preferred Stock had occurred (such securities, cash and other property, the “Exchange Property”).

(b) The conversion right of a Holder of Series A Preferred Stock pursuant to this Section 10 shall be exercised by the Holder by the surrender of the certificates, if any, representing the shares to be converted to the Company or to the transfer agent for the Company, accompanied by a notice of reorganization conversion, no later than the tenth day following the date of delivery to each Holder of a notice from the Company of the expected consummation or the consummation of a Reorganization Event.

(i) Immediately prior to the close of business on the Reorganization Conversion Date, each converting Holder of Series A Preferred Stock shall be deemed to be the Holder of record of the number of shares of Common Stock deemed to be issuable upon conversion of such Holder’s Series A Preferred Stock in accordance with clause (i) or (ii) of Section 10(a), notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock, if any, shall not then be actually delivered to such Person.

(ii) Upon notice from the Company, each Holder of Series A Preferred Stock so converted shall promptly surrender to the Company or its transfer agent certificates, if any, representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

(c) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in connection with any Reorganization Event, the Holders shall be entitled to the same right of election as holders of the shares of Common Stock with respect to the form of consideration to be received pursuant to this Section 10.

(d) The above provisions of this Section 10 shall similarly apply to successive Reorganization Events.

(e) The Company (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(f) The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 10.

Section 11. Voting Rights.

(a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 11

(b) So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating, whether or not such approval is required by Ohio law:

(i) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking Senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company;

(ii) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including this Certificate of Designation) or the Code of Regulations that would significantly and adversely alter or change the terms, rights, preferences or privileges of the Series A Preferred Stock; or

(iii) the consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity; provided, however, that a Holder will have no right to vote under this provision or under Ohio law if such voting rights arise due to a Reorganization Event if (1) the Company shall have complied with Section 10(f) or (2) in each case (x) the Series A Preferred Stock remains outstanding or, in the case of any merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights (including, but not limited to, the right of conversion into common shares), preferences, privileges and voting powers that, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole immediately prior to the Reorganization Event, which rights shall include the right of the Holders to convert their shares of Series A Preferred Stock as if a Mandatory Conversion Date had already occurred; provided further , that any increase in the amount of the authorized Preferred Stock or any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding-up will not, in and of itself, be deemed to affect the voting powers, preferences or special rights of the Series A Preferred Stock and, notwithstanding any provision of Ohio law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

Each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

Section 12. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second trading day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 13. Reservation of Common Stock.

(a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Base Price.

(b) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

Section 14. Repurchases of Junior Securities or Trust Preferred Securities. At any time prior to the Approval Date, for as long as the Series A Preferred Stock remains outstanding, the Company shall not redeem, purchase or acquire, directly or indirectly, any of its Junior Securities or trust preferred securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan, (ii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities, and (iii) as a result of reclassification of Junior Securities for or into other Junior Securities.

Section 15. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503, Attention Chief Financial Officer and Treasurer with a copy to General Counsel and Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(c) No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(d) The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

APPENDIX C

SUBSCRIPTION AGREEMENT FOR

COMMON SHARES OF

UNITED COMMUNITY FINANCIAL CORP.

January     , 2013

United Community Financial Corp.

275 West Federal Street

P.O. Box 1111

Youngstown, Ohio 44501-1111

Ladies/Gentlemen:

The undersigned subscriber (the “Subscriber”) offers and agrees to purchase from United Community Financial Corp., an Ohio corporation (the “Company”), that number of common shares, no par value, of the Company (the “Shares”) set forth on the Signature Page of this Agreement at a purchase price of $2.75 per Share and on the terms and conditions described in this Agreement.

The Subscriber, by executing the Signature Page of this Agreement, hereby acknowledges, understands and agrees with, and hereby certifies, represents and warrants to the Company, the following:

1. Access to Information. As a result of the Subscriber’s relationship with the Company, the Subscriber has been given access to all books of account, records and other documents concerning the Company, the Shares and the terms and conditions of this offering. In addition, the Subscriber has had the opportunity to ask questions and receive answers from the executive officers of the Company concerning the Company, the Shares, the terms and conditions of this offering, and any additional information deemed necessary by the Subscriber to verify the accuracy and adequacy of the information provided to the Subscriber by the Company. All questions have been answered to the full satisfaction of the Subscriber.

2. Investment Risks. The Subscriber understands and acknowledges that the Shares are speculative securities and involve a high degree of risk and that no federal or state agency has made any finding or determination as to the fairness for public or private investment in, nor any recommendation or endorsement of, the Shares as an investment. The Subscriber has such knowledge and experience in business and financial matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Shares. The Subscriber’s financial situation is such that the Subscriber can afford a complete loss of the Subscriber’s investment in the Company.

3. Investment Intent Representations; Restrictions on Transfer.

(a) The Subscriber is subscribing for and purchasing the Shares for the Subscriber’s own account, for investment purposes only and not with a present intention of entering into or making any subsequent sale, assignment, conveyance, pledge, hypothecation or other transfer thereof.

(b) The Subscriber has no need for liquidity in this investment and understands that there are restrictions on the subsequent resale or other transfer of the Shares.

(c) The Subscriber understands and acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state, but have been offered and sold pursuant to and in reliance upon exemptions from registration thereunder.

(d) The Subscriber understands and acknowledges that, as a consequence of the restrictions on subsequent transfer imposed by the foregoing exemptions, the Shares may not be subsequently sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by a holder thereof except pursuant to (i) an effective registration statement registering the Shares under the Act and under applicable state securities laws or (ii) an opinion of counsel obtained by such holder and which is satisfactory to the Company, that such registration under the Act and under applicable state securities laws is not required for such holder to lawfully effect such subsequent sale, assignment, conveyance, pledge, hypothecation or other transfer. The Subscriber further understands and acknowledges that it must not sell the Shares until either the Company has made public all material information about the Company of which the Subscriber is aware, including information about the intended upcoming capital raise, or such time as such information is no longer material.

(e) The Company reserves and shall have the right to refuse to accept or register the assignment or other transfer of any Shares unless and until the conditions to such assignment or other transfer specified in this Agreement have been satisfied.

4. Accredited Investor Representation. The Subscriber is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Act, and has certified to the Company such status by executing and delivering to the Company an Accredited Investor Questionnaire for Common Shares, which is attached hereto and incorporated herein as Exhibit A.

5. Indemnification. The Subscriber shall indemnify and save harmless the Company and its officers and directors against and from any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising under the Act or under applicable state securities laws as a result of any misrepresentation by the Subscriber contained in, or any failure by the Subscriber to comply with the provisions of, this Agreement.

6. No Termination or Transfer of the Subscription. The Subscriber shall not have the right to terminate, cancel, revoke, assign or transfer this Agreement and the subscription payment represented hereby without the prior written consent of the Company, which consent may, in the complete and sole discretion of the Company, be withheld for any reason.

7. Rejection or Acceptance of this Subscription. The Company shall have the unconditional right, in its complete and sole discretion, to reject this Agreement and the subscription represented thereby at any time. Except as otherwise already exists, the Subscriber shall not be considered a common shareholder of the Company unless and until the Closing of the purchase of the Shares, as described in Section 9 below.

8. Shareholder Approval. The Subscriber understands and agrees that the Shares to be sold by the Company to the Subscriber cannot be sold unless and until a majority of the Company’s shareholders eligible to vote as of the applicable voting record date approve the issuance and sale of the Shares to the Subscriber and all other subscribers who also are Company insiders or affiliates thereof.

9. The Closing. The delivery of and payment for the Shares shall take place at 5:00 p.m., local time, on the business day immediately following the date on which shareholders approve the purchase of the Shares pursuant to Section 8 (such time and date being referred to as the “Closing Time,” the date of the Closing Time being referred to as the “Closing Date” and the consummation of the transaction being referred to as the “Closing”).

10. Delivery of the Shares. At the Closing, the Shares to be purchased by the Subscriber hereunder, registered in the name of the Subscriber, shall be delivered by or on behalf of the Company to the Subscriber, for the Subscriber’s account, against delivery by the Subscriber of the total amount due hereunder in immediately available funds in the form of one or more checks or immediately available funds.

11. Governing Law; Consent to Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Ohio. Any action, suit or proceeding in respect of or arising from or out of this Agreement may be prosecuted as to any one or more of the parties hereto at any Federal or state court having jurisdiction over Mahoning County, Ohio. EACH PARTY TO THIS AGREEMENT JOINTLY AND SEVERALLY CONSENTS TO THE EXERCISE OF JURISDICTION OVER HIS, HER OR ITS PERSON BY ANY COURT SITUATED AT MAHONING COUNTY, OHIO AND HAVING JURISDICTION OVER THE SUBJECT MATTER OF ANY ACTION, SUIT OR PROCEEDING ARISING FROM OR OUT OF OR IN RESPECT OF THIS AGREEMENT. Adequate notice of any such action, suit or proceeding in any such court shall conclusively be deemed to have been given to any one or more of the parties hereto against whom the same is instituted, if given to such party by any manner consistent with the Federal or Ohio Rules of Civil Procedure or any other manner consistent with due process of law.

12. Enforceability. If any provision of this Agreement is held by a court, regulatory agency or other authority of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be invalidated, void, voidable or unenforceable.

13. Authority to Execute; Not in Violation. The Subscriber has all requisite corporate, trustee or other power and authority to execute and deliver this Agreement. This Agreement has been duly and validly executed by the Subscriber, and the execution and delivery by the Subscriber of this Agreement have been duly and validly authorized by all necessary corporate or other applicable action on the part of the Subscriber. The execution and delivery by the Subscriber of this Agreement will not violate any provision of any applicable trust agreement, governing or organizational documents of the Subscriber; or result in the breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Subscriber is bound or to which any of its assets is subject; or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Subscriber or any of its assets.

[NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURE PAGE OF

SUBSCRIPTION AGREEMENT

FOR COMMON SHARES OF

UNITED COMMUNITY FINANCIAL CORP.

SUBSCRIPTION INSTRUCTIONS

The Subscriber must complete and execute this Signature Page and the Investor Questionnaire and deliver such documents to United Community Financial Corp., 275 West Federal Street, P.O. Box 1111, Youngstown, Ohio 44501-1111, Attention: Jude J. Nohra, General Counsel & Secretary. On the Closing Date, the Subscriber shall deliver a check or otherwise transfer in immediately available funds to the Company the purchase price of the Shares.

The Subscriber hereby offers and agrees to purchase              Shares at $2.75 per Share for a total purchase price of $            . By the completion and execution of this Signature Page, the Subscriber makes and affirms the certifications, representations and warranties contained in this Agreement.

Date: January , 2013	Address of Principal Place of Business or Residence:

Printed Name of Entity, Trust or Individual

By:

Name and Title, as applicable

Taxpayer Identification Number

ACCEPTANCE

The foregoing Subscription Agreement is accepted by the Company this    th day of January, 2013.

United Community Financial Corp.

By:

Title:	Patrick W. Bevack, President and Chief Executive Officer

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

UNITED COMMUNITY FINANCIAL CORP.

UNITED COMMUNITY FINANCIAL CORP.

SPECIAL MEETING OF SHAREHOLDERS

MAY 28, 2013

The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Jude J. Nohra and James R. Reske, or either of them, as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Shareholders of UCFC to be held at the Edward W. Powers Auditorium located in the De Yor Performing Arts Center, 260 West Federal Street, Youngstown, Ohio, on May 28, 2013, at 10:00 a.m. Eastern Time (the “Special Meeting”), all of the shares of UCFC that the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

1.	The issuance of an aggregate of 7,942,000 common shares of UCFC upon the conversion of UCFC’s recently issued 7,942 shares of Mandatorily Convertible Non-Cumulative Preferred Stock, Series A, to the outside accredited investors.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	The issuance and sale of an aggregate of 755,820 common shares of UCFC to certain named insiders of UCFC at $2.75 per share.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	The grant of discretionary authority to the proxy holders to adjourn or postpone the Special Meeting as necessary to solicit sufficient votes for the approval of Proposals 1 and 2.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.

IMPORTANT: Please sign and date this Proxy on the reverse side.

The Board of Directors recommends a vote “FOR” each of the proposals listed above.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR Proposals 1, 2 and 3.

All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting, the accompanying Proxy Statement and the Annual Report on Form 10-K is hereby acknowledged.

☐	In order to accommodate all shareholders, please check if you plan on attending the Special Meeting.

Please sign exactly as your name appears on your Stock Certificate(s). Executors, administrators, trustees, guardians, attorneys and agents should give their full titles.

Signature	Signature

Print or Type Name	Print or Type Name

Dated:	Dated:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.